Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

FLORIDA PNEUMATIC MANUFACTURING CORPORATION

AND

JUPITER WAREHOUSE HOLDINGS, LLC

FOR

851 JUPITER PARK LANE

JUPITER, FLORIDA 33458

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of the 19th day of April, 2019 (the “Effective Date”), between FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation (the “Seller”), and JUPITER WAREHOUSE HOLDINGS, LLC, a Florida limited liability company (the “Purchaser”).

1.             Purchase and Sale. (a) In consideration of their mutual covenants set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, for the Purchase Price (as hereinafter defined) and on the terms and conditions set forth herein, the following:

(i)            All of the land (the “Land”) situated in Palm Beach County, Florida, with an address of 851 Jupiter Park Lane, Jupiter, Florida 33458, as more particularly described on Exhibit “A,” attached hereto and made a part hereof.

(ii)           All structures, buildings, improvements, and fixtures, including, without limitation, all equipment and appliances used in connection with the operation or occupancy thereof, such as heating and air-conditioning systems and facilities used to provide any utility services, parking services, ventilation, or other services owned by Seller and located on the Land (the “Improvements”).

(iii)          Any written service contracts in effect at Closing (as hereinafter defined) in any way relating to the Premises (as hereinafter defined), (all such service contracts being sometimes collectively referred to herein as the “Contracts”), to the extent such Contracts are assignable and are assumed by Purchaser at Closing pursuant to this Agreement.

(iv)          Any and all plans and specifications, if any, in the possession of Seller which were prepared in connection with the construction of any of the Improvements, all hereditaments, privileges, tenements and appurtenances belonging to the Land, all right, title, and interest of Seller in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across, in front of, contiguous to, abutting, or adjoining the Land, and all licenses, permits, and warranties now in effect with respect to the Premises, to the extent transferable (collectively, the “Intangible Property”).. In no event shall Intangible Property be deemed to include any trademarks, trade names or other intellectual property of Seller and its affiliates.

The Land and Improvements are sometimes collectively referred to as the “Premises,” and the Premises, Contracts, and Intangible Property are sometimes collectively referred to herein as “Property.”

(b)           This sale does NOT include any personal property owned by Seller, whether or not located on or at the Premises, including, without limitation, any trade fixtures or manufacturing equipment.

(c)           Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this Agreement, subject only to: (a) the matters set forth in Exhibit B attached hereto (collectively, "Permitted Exceptions"); (b) any matters which, pursuant to the provisions of this Agreement, are deemed to be Permitted Exceptions, and (c) such other matters as any nationally recognized title insurance company selected by Purchaser (the “Title Company”) shall be willing, without special premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Premises.

2.             Purchase Price. The purchase price for the Property shall be NINE MILLION FIVE HUNDRED THOUSAND and NO/100 DOLLARS ($9,500,000.00) (the “Purchase Price”). The Purchase Price shall be payable as follows:

(a)           ONE HUNDRED THOUSAND and NO/100 DOLLARS ($100,000.00) (the “Initial Deposit”) shall be paid by Purchaser to Kochman & Ziska, PLC, as escrow agent (the “Escrow Agent”) within three (3) business days after the execution and delivery of this Agreement by Purchaser and Seller.

(b)           If Purchaser has not cancelled this Agreement pursuant to Section 4 hereof, Purchaser shall pay to Escrow Agent on or before one (1) business day after the expiration of the Inspection Period, as hereinafter defined, an additional deposit in the amount of EIGHT HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($850,000.00) (the “Additional Deposit”). All sums held by Escrow Agent pursuant to this Agreement are hereinafter referred to as the “Earnest Money.” The Earnest Money shall be held in escrow and applied against the purchase price of the Property as provided for in this Agreement. The Earnest Money shall be maintained by Escrow Agent in an non-interest bearing account at First Republic Bank. The Escrow Agent shall hold and disburse the Earnest Money as provided in this Agreement. Upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, the Escrow Agent shall promptly forward a copy thereof to the other party hereto and, unless such party within seven (7) days after delivery thereof objects, by written notice to the Escrow Agent, to such disbursement, the Escrow Agent shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any duty or obligation hereunder. The Escrow Agent is acting as a stakeholder only with respect to the Earnest Money and if there is any dispute as to whether the Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, the Escrow Agent may refuse to make delivery and may continue to hold the Earnest Money until receipt by the Escrow Agent of an authorization in writing, signed by the Seller and Purchaser, directing the disposition of the Earnest Money; in the absence of any such written authorization, the Escrow Agent may hold the Earnest Money until a final determination of the rights of the parties in an appropriate proceeding or may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. Seller and Purchaser recognize that the Escrow Agent's duties hereunder are only as specifically provided herein and are purely ministerial in nature; and Seller and Purchaser therefore agree that the Escrow Agent shall, so long as it acts in good faith, have no liability to either party except for its willful misconduct or gross negligence. Seller and Purchaser do hereby indemnify the Escrow Agent against, and agree to hold, save, and defend the Escrow Agent harmless from, any costs, liabilities, and expenses incurred by the Escrow Agent in discharging its duties hereunder. If the Escrow Agent is a law firm representing Seller or

Purchaser, the parties agree that such law firm may continue to represent Seller or Purchaser, as the case may be, in any dispute, controversy, litigation, and the like pursuant to this Agreement.

(c)           The balance of the Purchase Price in the amount of EIGHT MILLION FIVE HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($8,550,000.00) shall be due and payable at Closing by wire transfer to an account or accounts designated by Seller.

3.             Closing.

(a)           The consummation of the purchase and sale of the Property (the “Closing”) shall occur by overnight courier service pursuant to a mutually agreeable escrow arrangement, but in no event later than thirty (30) days after the expiration of the Inspection Period, as hereinafter defined (the “Closing Date”), unless such date is extended by written agreement signed by both of the parties.

(b)           The Purchase Price shall be paid and all documents necessary for the consummation of this transaction shall be executed and delivered on or prior to the Closing Date, and Seller shall deliver possession of the Property to Purchaser on the date of Closing subject to the continued possession of Seller pursuant to the “Seller Lease” as defined in Paragraph 25 hereof.

(c)           At Closing, Seller shall deliver the following documents:

(i)           A Special Warranty Deed in recordable form properly executed on behalf of Seller in the form attached hereto and made a part hereof as Exhibit “C”, conveying to Purchaser the Premises described on Exhibit “A” in fee simple, subject only to the Permitted Exceptions.

(ii)          A duly executed Affidavit of Title regarding construction liens, possession, and “gap” language, dated even with the Closing Date, in the form attached hereto and made a part hereof as Exhibit “D” (the “Affidavit of Title”).

(iii)         A duly executed and acknowledged Assignment and Assumption of Contracts and Intangible Property assigning and conveying to Purchaser the landlord's interest in, to, and under the Contracts and Intangible Property and containing an assumption by Purchaser of Seller's obligations under the Contracts and Intangible Property, if applicable, from and after the Closing Date in the form attached hereto and made a part hereof as Exhibit “E” (the “Assignment and Assumption Agreement”).

(iv)         A certificate sworn by an officer of Seller to the effect that Seller is not a “foreign person” or a “disregarded entity” as defined in Section 1445 of the Internal Revenue Code of 1954, as amended, which certificate shall be in such form as may be prescribed by federal regulations.

(v)          Evidence of Seller's formation, existence, and authority to sell and convey the Property and enter into the Seller Lease.

(vi)         A duly executed Seller Lease.

(vii)        Any other documents required by this Agreement to be delivered by Seller.

(d)          At Closing, Purchaser shall cause the Purchase Price (as adjusted pursuant to Paragraph 9 hereof) to be paid to Seller (or as Seller shall direct) by wire transfer of immediately available federal funds, and shall deliver the following documents:

(i)           A duly executed Assignment & Assumption Agreement.

(ii)          Evidence of Purchaser's formation, existence, and authority to purchase the Property and enter into the Seller Lease.

(iii)         A duly executed Seller Lease.

(iv)        Any other documents required by this Agreement to be delivered by Purchaser.

4.            Inspection Period.

(a)           In addition to all other conditions to the completion of the transaction described in this Agreement, Seller and Purchaser agree that the Closing of this sale and purchase is subject to satisfaction, approval, or waiver by Purchaser of the following condition within forty-five (45) days following the Effective Date (the “Inspection Period”):

Inspection and approval of the Property, including without limitation, the availability for access, utility services, zoning, environmental risks, engineering and soil conditions.

(b)           For the purpose of conducting physical inspections, Seller agrees to provide Purchaser and its authorized agents, accompanied by a representative of Seller, reasonable access to the Property at all reasonable times on business days during the Inspection Period upon at least one (1) business days' prior written notice to Seller, and Purchaser shall conduct such inspections in a manner not disruptive to the operation of the Property. After each such entry, Purchaser shall promptly repair any damage caused by Purchaser or its agents and shall restore the Property to its condition immediately prior to such entry, and Purchaser's agreement to repair and restore shall survive any termination of this Agreement. Purchaser hereby agrees to indemnify Seller and to hold Seller, Seller's agents and employees, and the Property harmless from and against any and all losses, costs, damages, claims, or liabilities including, but not limited to, construction liens and attorneys' fees, arising out of or in connection with Purchaser's access to or entry upon the Property under this Section 4. Purchaser's indemnity and hold harmless pursuant to this Section 4 shall survive the termination or expiration of this Agreement by Closing or otherwise. In connection with Purchaser's inspections, Seller shall provide Purchaser with access to Seller's documents in Seller's or Seller's agents' possession relating to the ownership and operations of the Property (other than internal ownership documents not related to the operations of the Property). Seller's documents shall be made available to Purchaser at the Premises or at the offices of Seller's property manager for the Property, if any (“Property Manager”) at reasonable times for inspection and copying by Purchaser at Purchaser's expense. The information supplied to or made available to Purchaser by Seller as provided in this Section 4 shall not be released or disclosed to any other parties without the prior written consent of Seller unless and until this transaction has closed; however, as may be necessary to consummate this transaction, Purchaser may disclose such information to Purchaser's attorneys, accountants, and other professionals retained by Purchaser, and to Purchaser's lender, provided that Purchaser notifies in writing its attorneys, accountants, other professionals, and lender (with a copy of each such notification sent to Seller by Purchaser) that any and all such information is the confidential property of Seller and shall remain as such. If this transaction is not closed for any reason, then Purchaser shall refrain, and shall cause its agents, representatives, and accountants to refrain, from disclosing all such information to any other party. Purchaser shall defend, indemnify, and hold harmless Seller (which indemnification shall survive the closing of this transaction or the termination or expiration of this Agreement, whichever shall occur) from and against all loss, damage, or expense sustained or incurred by Seller by reason of any unauthorized disclosure of such information.

(c)           Before entering the Premises, Purchaser’s contractors, agents and consultants shall obtain and maintain in effect until Closing a commercial general liability insurance policy, issued by an insurer with a Best's “A-” rating, which provides coverage of not less than $1,000,000.00 per occurrence, combined single-limit bodily injury and property damage. Such insurance policy shall insure Purchaser against any and all demands, claims, suits, causes of action, whether at law or in equity, and/or liability to anyone for any injuries to their person and/or property arising out of, resulting from, or incident to the negligent acts or omissions of Purchaser. The insurance policy shall provide coverage for, without limitation, personal injury, contractual liability, products and completed operations liability, property damage, and automobile liability. Seller, Seller’s stockholders, directors, officers, employees, agents, representatives, heirs, successors and assigns, and Seller’s mortgagee shall be named as additional insured parties under Purchaser's insurance policy. The insurance policy shall provide for not less than thirty (30) days' advance written notice to Seller of a cancellation or termination of the policy, of a reduction of policy limits, or of any other material change in the policy. Before entering the Premises, Purchaser shall deliver to Seller a certificate of insurance confirming the existence or issuance of Purchaser's insurance policy.

(d)           If the condition set forth in this Section 4 is not satisfied or waived by Purchaser, in Purchaser's sole and absolute discretion, within the Inspection Period, Purchaser shall notify Seller and the Escrow Agent in writing of the termination of this Agreement (“Purchaser's Termination Notice”) prior to the end of the final day of the Inspection Period. Upon receipt of Purchaser's Termination Notice, the Initial Deposit shall be refunded to Purchaser by the Escrow Agent, both Seller and Purchaser shall be released and discharged from all further obligations under this Agreement, and neither Seller nor Purchaser shall be subject to any claim by the other for damages of any kind except for the indemnity and hold harmless agreements as provided in this Section 4 and in other indemnity provisions of this Agreement, if any. If Purchaser so terminates this Agreement, then, within five (5) business days after the date of Purchaser's Termination Notice, Purchaser shall deliver to Seller copies of (i) any due diligence materials provided to Purchaser by Seller in connection with this transaction, and (ii) any other due diligence materials (tests, inspections, survey, title commitment, etc.) obtained by Purchaser in connection with this transaction. If no Purchaser's Termination Notice has been served upon Seller and Escrow Agent within the time provided in this Section 4, time being of the essence, all conditions shall be deemed to have been satisfied or waived and Purchaser's obligations to close shall be firm.

(e)           In addition, during the Inspection Period, Purchaser may, at its expense as part of its inspections, cause to be performed a Phase I environmental audit of the Premises by a reputable environmental auditor reasonably satisfactory to Seller. Such audit shall be certified to Seller and Purchaser, and shall be delivered to Seller immediately upon Purchaser's receipt thereof. Notwithstanding anything to the contrary contained herein, Phase II testing shall not be performed without Seller's prior written consent.

5.             Evidence of Title and Survey.

(i)            Title Commitment. Within ten (10) business days after the Effective Date, Seller, at its expense, shall obtain a title commitment for the issuance of an ALTA Form B owner's policy of title insurance in the amount of the Purchase Price (the “Commitment”), issued by the Title Company. Purchaser, within ten (10) days following the date on which Purchaser received the Commitment (the “Title Review Period”), shall deliver to Seller written notice of Purchaser's bona fide objections if any, to the Commitment (the “Title Objections”). In no event shall any Permitted Exception constitute a Title Objection. If Purchaser fails to deliver such written notice or objection to Seller within the Title Review Period, Purchaser shall be deemed to have waived its right to object to the Commitment, and all exceptions therein shall thereafter be deemed “Permitted Exceptions.” If Purchaser shall deliver such Title Objections, Seller shall notify Purchaser within five (5) business days following the date of Purchaser's notice of such Title Objections that either (i) the Title Objections have been, or will be at or prior to Closing, cured and removed from the Commitment, and in such event, if reasonably required to allow the parties to prepare for Closing, the Closing Date shall be deferred to a date mutually agreed upon by the parties or (ii) Seller has failed to arrange to have the Title Objections cured and removed. If Seller does not notify Purchaser that it has arranged to have the Title Objections cured and removed within said five (5) business day period, Purchaser may elect either (A) to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser as Purchaser's sole remedy hereunder; or (B) to take title as it then is, which election must be made within five (5) days following expiration of said five (5) business day period.

If Purchaser does not elect to so terminate this Agreement, then: (1) Purchaser shall be deemed to have agreed to accept title as it then is without any reduction in the Purchase Price; (2) all Title Objections not removed from the Commitment will thenceforth be deemed Permitted Exceptions; (3) this Agreement shall remain in full force and effect; and (4) if reasonably required to allow the parties to prepare for Closing, the Closing Date shall be deferred to a date mutually agreed upon by the parties.

Anything to the contrary in this Agreement notwithstanding, Seller shall have no affirmative obligation hereunder to expend any funds or incur any liabilities in order to cause any title exceptions to be removed from the Commitment or insured over except that Seller shall pay or discharge any lien or encumbrance arising after the date hereof and voluntarily created or assumed by Seller and not created by or resulting from the acts of Purchaser or other parties not related to Seller. On the Closing Date, the Title Company, at Seller's expense, shall issue an owner's title insurance policy insuring fee simple title in Purchaser as of the Closing Date, in accordance with the Commitment.

Prior to the Effective Date, Seller has provided Purchaser with a copy of the Mortgagee Policy of Title Insurance No. FA-36-775175 issued by First American Title Insurance Company, including all endorsements thereto (“Seller's Title Evidence”). The parties acknowledge and agree that, notwithstanding anything contained herein to the contrary, any matters shown in the Seller's Title Evidence (other than the mortgage insured therein, which shall be released at or prior to Closing) are deemed to be Permitted Exceptions as if set forth on Schedule A annexed hereto, and Purchaser shall have the right to make Title Objections solely in connection with those matters shown in Purchaser's Commitment that are not shown in Seller's Title Evidence or Schedule A.

(ii)           Survey. Prior to the execution of this Agreement, Seller has provided Purchaser with a copy of Seller's existing survey of the Premises prepared by Bloomster Professional Land Surveyors, Inc. and dated October 8, 2010 (“Seller's Existing Survey”). Purchaser may, at its expense, obtain an as-built survey of the Premises (either a new survey or an update to Seller's Existing Survey), made and certified to Purchaser, Seller, and Title Company, and prepared and certified to have been made in accordance with the most recent ALTA/ACSM standards (the “Survey”). If the Survey shows any material encroachments over a building, set-back or property line, a prohibited encroachment of a material nature over any easement, or any other matter which does or could in the future materially interfere with the use, operation, or financing of the Premises or which render title thereto unmarketable and which are not Permitted Exceptions (collectively, “Survey Defects”), Purchaser, prior to the expiration of the Title Review Period, may deliver to Seller written notice of those Survey Defects to which it objects, or Purchaser will be deemed to have waived any right to such objection. Survey Defects shall be treated in the same manner as Title Objections as described above.

The parties acknowledge and agree that, notwithstanding anything contained herein to the contrary, any matters shown in Seller's Existing Survey are deemed to be Permitted Exceptions, and Purchaser shall have the right to make Title Objections solely in connection with matters shown in Purchaser's Survey and not shown in Seller's Existing Survey.

6.            Seller’s Representations and Warranties. Seller represents and warrants that the representations and warranties set forth in this Section 6 are true and correct in all material respects as of the Effective Date and as of the Closing Date except as modified in accordance with this Section. If Seller learns that any of the following representations and warranties ceases to be true in any material respect, Seller shall give prompt notice to Purchaser (which notice shall include copies of the instrument, correspondence, or document in Seller's possession, if any, upon which Seller's notice is based). If Seller shall give such a notice, Purchaser shall have five (5) business days after the giving of such notice to (i) terminate this Agreement, whereupon Escrow Agent shall return the Earnest Money to Purchaser and the parties shall be relieved from all further obligations hereunder, except as specifically set forth herein or (ii) waive such matter and proceed to Closing without any abatement or reduction in the Purchase Price on account thereof. If Purchaser does not timely give such notice, Purchaser shall be deemed to have elected to waive such matter. If Purchaser shall waive or be deemed to have waived such matter, then the affected representation or warranty shall be deemed modified to reflect such matter. To the extent Purchaser has knowledge or is deemed to know prior to the date hereof that any of these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser's knowledge or deemed knowledge. Purchaser shall be deemed to know a representation or warranty is untrue, inaccurate or incorrect if this Agreement or any files, documents, materials, analyses, studies, tests or reports provided, disclosed or made available to Purchaser prior to the date hereof contains information which is inconsistent with such representation or warranty. If Purchaser acquires knowledge of any inaccuracy, untruth or incorrectness of any representation or warranty contained in this Agreement, Purchaser shall notify Seller the sooner of the Closing or within five (5) days of the acquisition of such knowledge. If Purchaser does not timely give such notice, the affected representation or warranty shall be deemed modified to reflect such matter.

As used in this Agreement, the phrase “to the actual knowledge of Seller” (or similar words) shall mean the actual knowledge of Joseph A. Molino, Jr. There shall be no duty imposed or implied to investigate, inspect or audit any such matters, and there shall be no personal liability on the part of such individuals.

Subject as aforesaid, Seller represents and warrants to Purchaser that:

(a)           To the actual knowledge of Seller, there are no leases or other agreements for occupancy in effect with respect to the Premises and none shall be in effect at Closing other than the Seller Lease.

(b)           To the actual knowledge of Seller, Seller has received no written notices from governmental authorities of legal violations which would have a material adverse effect on the business operations of the Premises and which have not previously been corrected.

(c)           To the actual knowledge of Seller, there is no litigation against Seller or the Property which, if decided adversely to Seller, would have a material adverse effect on the business operations of the Property.

(d)           To the actual knowledge of Seller, there are no Contracts, other than as listed on Exhibit “F”, attached hereto and made a part hereof. This representation does not derogate from Seller's rights to enter into new Contracts, subject to Section 8.

(e)           Seller is a corporation, organized under the laws of the State of Florida. The execution, delivery, and performance of this Agreement by Seller have been duly authorized and no consent of any other person, court, or other entity to such execution, delivery, and performance is required to render this Agreement a valid and binding instrument enforceable against Seller in accordance with its terms, except for any consents which have been obtained by Seller prior to its execution hereof. Neither the execution of this Agreement or the consummation of the transactions contemplated hereby will: (i) result in a breach of, or cause a default or acceleration under, any agreement or mortgage to which Seller is a party (unless such agreement or mortgage is being terminated, released or satisfied at Closing) or by which Seller or the Property is bound, or (ii) violate any orders or restrictions to which Seller or the Property is subject.

(f)            No bankruptcy, insolvency, reorganization, liquidation, arrangement, or moratorium proceeding or allegation of fraudulent conveyance is now pending or, to Seller's knowledge, threatened against Seller.

(g)           Seller, and to Seller's knowledge, each person or entity owning an interest in Seller, is (i) not a, and is not acting directly or indirectly for or on behalf of any, person, group, entity or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Persons,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation and (iii) not an "Embargoed Person." To Seller's knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and to Seller's knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term "Embargoed Person" means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

Exceptions to the representations and warranties in this Section 6 (if any) are hereby disclosed to Purchaser in Exhibit “G”, attached hereto and made a part hereof.

The representations and warranties contained in this Section 6 shall survive the Closing for a period of six (6) months.

7.            Purchaser’s Representations and Warranties.

Purchaser represents and warrants to Seller that as of the date hereof and as of the Closing Date:

(a)           Purchaser is a limited liability company, organized under the laws of the State of Florida. The execution, delivery, and performance of this Agreement by Purchaser have been duly authorized and no consent of any other person, court, or other entity to such execution, delivery, and performance is required to render this Agreement a valid and binding instrument enforceable against Purchaser in accordance with its terms, except for any consents which have been obtained by Purchaser prior to its execution hereof. Neither the execution of this Agreement or the consummation of the transactions contemplated hereby will result in a breach of, or cause a default or acceleration under, any agreement or mortgage to which Purchaser is a party or by which Purchaser is bound.

(b)           The funds comprising the Purchase Price to be delivered to Seller in accordance with this Agreement are not derived from any activity determined to be illegal in a final determination by a court of competent jurisdiction.

(c)           Purchaser, and to Purchaser's knowledge, each person or entity owning an interest in Purchaser, is (i) not a, and is not acting directly or indirectly for or on behalf of any, person, group, entity or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Persons,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation and (iii) not an "Embargoed Person." To Purchaser's knowledge, none of the funds or other assets of Purchaser constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and to Purchaser's knowledge, no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly).

(c)           AS IS. Purchaser FURTHER represents and warrants to Seller that Purchaser SHALL have examined and investigated to Purchaser's full satisfaction the Property PRIOR TO THE expiration of the inspection period, and that except as otherwise expressly set forth in this AGREEMENT, Seller has not made any warranties or representations concerning the Property or any portion thereof. PURCHASER ACKNOWLEDGES AND AGREES THAT except as otherwise expressly set forth in this Agreement THE PROPERTY IS BEING TRANSFERRED “AS IS” AND SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING, OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY, OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, BUT NOT LIMITED TO, COMPLIANCE WITH ANY SPECIAL USE PERMITS OR DEVELOPMENTS OF REGIONAL IMPACT, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR, OR LACK OF REPAIR OF THE PROPERTY, (H) THE EXISTENCE OF HAZARDOUS MATERIALS OR GOVERNMENTAL REQUIREMENTS AT THE PROPERTY, (I) THE EXISTENCE, QUALITY, NATURE, ADEQUACY, OR PHYSICAL CONDITION OF ANY UTILITIES SERVING THE PROPERTY, (J) THE DEVELOPMENT POTENTIAL OF ALL OR ANY PART OF THE PROPERTY, OR (K) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING CONCURRENCY, OR COMPLIANCE WITH ANY SPECIAL USE PERMITS, DEVELOPMENTS OF REGIONAL IMPACT, ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS.

(d)            except as otherwise expressly set forth in this Agreement, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND AT THE CLOSING PURCHASER SHALL ACCEPT THE PROPERTY AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER OR SELLER'S MEMBERS, MANAGERS, partners, shareholders, officers, directors, employees, and agents (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY AND ANY CLAIM IT HAS, MIGHT HAVE HAD, OR MAY HAVE AGAINST SELLER WITH RESPECT TO THE CONDITION OF THE PROPERTY, EITHER PATENT OR LATENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, except as otherwise expressly set forth in this Agreement, MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. except as otherwise expressly set forth in this Agreement, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT, OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, except as otherwise expressly set forth in this Agreement, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED that THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING.

The covenants, representations and warranties contained in this Section 7 shall survive the Closing.

8.             Seller's Covenants. Between the date of the execution of this Agreement and the Closing, Seller shall: (a) maintain the Property in its substantially in its present condition, ordinary wear and tear excepted; and (b) maintain all property, liability, and hazard insurance currently in force with respect to the Property.

Notwithstanding the foregoing, Seller shall not (i) enter into any service contract that cannot be terminated within thirty (30) days, or (ii) enter into any lease other than the Seller Lease, without the prior written consent of Purchaser.

9.             Prorations. (a) The following adjustments to the Purchase Price paid hereunder shall be made between Seller and Purchaser and shall be prorated (as applicable) on a per diem basis up to and the day immediately before the Closing Date:

(i)            Accrued general real estate taxes for the Property (the “Taxes”) for the year of Closing shall be prorated as of the Closing Date on the basis of the actual taxes for the year, if known, or if unknown, on the basis of the most recent ascertainable taxes, but in either case based on the maximum allowable discount for early payment. To the extent such Taxes are due and payable after Closing, Purchaser shall pay all such taxes when they become due and payable and, promptly thereafter, the parties shall re-prorate taxes with, if any amount is due, an appropriate payment from one party to the other on the basis of the amount of taxes then due and payable. Prior to or at Closing, Seller shall pay or have paid all Tax bills which are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Purchaser. Special assessments which are confirmed or become a lien prior to Closing and pending assessments for work substantially completed as of Closing shall be credited to Purchaser at Closing. Purchaser shall receive no credit for other pending special assessments.

(ii)           Jupiter Park of Commerce Association annual assessments and dues for the year of Closing (the “Association Dues”);

(iii)          Charges under Contacts to the extent assigned to, and assumed by Purchaser at Closing (the “Contract Fees”); and

(iv)         South Florida Water Management District General Water Use Permit No. 50-25845-W fee and Palm Beach County Wellfield Operating Permit WP-91-054 annual fee (collectively, the “Permit Fees”).

(v)          The value of any fuel stored on the Premises, if any, at the price then charged by Seller’s supplier, including any taxes.

(vi)         water charges and sewer rents, if any, on the basis of the lien period for which assessed, except that if there is a water meter on the Premises, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available.

(b)           Immediately after Closing, Seller shall make available at its offices, all records, contracts, receipts for deposits, unpaid bills, and other papers or documents which pertain to the Property together with all keys and other items, if any, used in the operation of the Property. Except as otherwise expressly set forth in this Agreement, Seller makes no representations regarding the existence or adequacy of such documents or items for use in management or operation of the Property. The foregoing shall not include the separate books, records, correspondence, and other documentation of Seller located at its offices. After the Closing, Seller shall have the right to inspect the books and records of the Property for any purpose reasonably related to Seller's prior ownership of the Property. For purposes of all prorations provided for herein, Seller shall be responsible for all days up to and including the day immediately prior to the Closing Date, and Purchaser shall be responsible for all days thereafter.

(c)           Except as otherwise expressly provided in this Agreement (including Section 25 hereof), all pro-rations provided for herein shall be final.

10.           Transfer Taxes; Title Charges. Seller and Purchaser agree to execute any real estate transfer declarations required by the state, county, or municipality in which the Premises is located. Seller shall pay the cost of any state or county deed or transfer tax, including documentary stamp tax (and surtax, if any), and Purchaser shall pay the entire cost of recording the instruments of conveyance, all mortgage registration taxes, if any, and all sales taxes, if any, assessed by any governmental authority as the result of the sale and transfer of same as contemplated hereby, if any.

Each party shall pay its own attorneys' fees except as otherwise provided in this Agreement.

11.           Risk of Loss. Except as provided in any indemnity provisions of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than the Earnest Money (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property before Closing or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title, and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and credit the Purchase Price for the amount of all applicable deductibles. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of the Earnest Money (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, neither party shall have any further liability or obligations hereunder, except as otherwise expressly set forth herein. If Purchaser does not so elect to terminate, then Purchaser shall not have the right to terminate this Agreement and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title, and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and credit the Purchase Price for the amount of all applicable deductibles, and Seller shall have no obligation to repair or restore the Property.

12.          Condemnation. If between the Effective Date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Premises or the taking or closing of any right of access to the Property, Purchaser may: (a) terminate this Agreement by written notice to Seller; or (b) proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title, and interest in and to any award made in connection with such condemnation or eminent domain proceedings. Seller shall immediately notify Purchaser in writing of the commencement or occurrence of any condemnation or eminent domain proceedings. If such proceedings would result in the taking of any of the Premises or the taking or closing of any right of access to the Premises, Purchaser shall then notify Seller, within ten (10) days of Purchaser's receipt of Seller's notice, whether

Purchaser elects to exercise its rights under subparagraph (a) or subparagraph (b) of this Section. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) day period, Purchaser shall be deemed to have elected to exercise its rights under subparagraph (b) and Closing shall be delayed, if necessary, until the later to occur of (i) the Closing Date or (ii) five (5) days after the expiration of the ten (10) day period.

13.           Default.

(i)            If the transaction contemplated herein is not consummated because of a default of Purchaser under the terms of this Agreement, as Seller's only available remedy, Escrow Agent shall promptly pay the Earnest Money to Seller and Seller shall be entitled to retain the Earnest Money as liquidated damages and in full settlement of any claims or damages, whereupon this Agreement shall become null and void and of no further force or effect, except with respect to those indemnities and obligations of Purchaser set forth in this Agreement which survive termination. It is hereby agreed that Seller's damages may be difficult to ascertain and that the Earnest Money constitutes reasonable liquidation thereof and is intended not as a penalty, but as liquidated damages. Seller shall have no right to seek specific performance of this Agreement or to seek damages from Purchaser (other than the liquidated damages referred to above) as a result of any default by Purchaser under this Agreement.

(ii)            Notwithstanding anything to the contrary set forth in this Agreement or in any other document delivered by Seller in connection with the Closing: (i)  If Seller shall default in the performance of its obligations under this Agreement or in any other document delivered by Seller in connection with the Closing (including, without limitation, any breach of any warranty, representation, covenant, or indemnity contained herein or therein), Purchaser shall be entitled to elect, as its sole remedy, to either (a) terminate the Agreement and receive the return of the Earnest Money, or (b) bring an action for specific performance, plus legal fees, without damages. If Purchaser elects to bring an action for specific performance, such action must be commenced within 180 days from the date of any alleged default of Seller, after written notice thereof by Purchaser as provided elsewhere in this Agreement.

(iii)          In no event shall either party be liable to the other for any general, special, indirect, consequential or punitive damages or any damages resulting or arising from a loss of the benefit of the herein bargain.

(iv)         In connection with any litigation (including, but not limited to, any appellate proceedings) arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred by such party, including, but not limited to, reasonable attorneys' fees and court costs.

14.           Notice. All notices required or permitted hereunder shall be in writing and shall be served on the parties as follows:

If to Seller:	Florida Pneumatic Manufacturing Corporation
445 Broadhollow Road
Melville, New York 11747
Attention: Joseph A. Molino, Jr.

with a copy to:	Ruskin Moscou Faltischek P.C.
1425 RXR Plaza, East Tower-15th Floor
Uniondale, New York 11556
Attention: Peter Marullo, Esq.

If to Purchaser:	Jupiter Warehouse Holdings, LLC
222 Lakeview Ave, Ste 1500
West Palm Beach, FL 33401
Attention: Maura Ziska

with a copy to:	Kochman & Ziska, PLC
222 Lakeview Ave, Ste 1500
West Palm Beach, FL 33401
Attention Maura Ziska

If to Escrow Agent:	Kochman & Ziska, PLC
222 Lakeview Ave, Ste 1500
West Palm Beach, FL 33401
Attention Maura Ziska

Any such notices shall be sent by U.S. certified mail, return receipt requested, or by nationally recognized overnight courier service, and notices shall be deemed delivered upon actual receipt, provided, however, that if delivery is refused or a notice is unclaimed, notice shall be deemed received (i) if mailed, three (3) days after mailing, or (ii) if overnight courier service, one (1) business day after deposit with the courier service. The above addresses may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

15.           No Offer. This Agreement has been submitted for discussion purposes only and shall not be deemed to be an offer by either party to the other to enter into this Agreement or deemed to be a binding agreement. This Agreement shall not be effective in any manner until a fully signed copy or an original executed by both Seller and Purchaser is delivered to Purchaser.

16.           Time of Essence; Governing Law. Time is of the essence of this Agreement. The validity, meaning, and effect of this Agreement shall be determined in accordance with the laws of the State in which the Premises is located.

17.          Assignment. Purchaser may assign its rights under this Agreement to an entity affiliated with or controlled by Purchaser, without Seller's consent; provided, however, that (a) the original Purchaser shall remain liable for the performance of all Purchaser's obligations hereunder accruing through the Closing Date (whether Seller seeks to enforce such obligations prior to Closing, or after Closing, as to obligations that survive Closing); (b) Seller shall incur no additional expenses on account of such assignment; and (c) Purchaser shall disclose the identity of such assignee to Seller, and shall supply to Seller all information regarding such assignee as may be reasonably requested by Seller. Any assignment to an entity not affiliated with or controlled by Purchaser shall be subject to Seller's prior written consent, in Seller's sole discretion.

18.          Survival. Except as otherwise expressly provided in this Agreement as to Seller, no representations, warranties, covenants, agreements, and other obligations of Seller in this Agreement shall survive the Closing of this transaction and no action based thereon shall be commenced after the Closing of this transaction. However, the obligations of Seller and Purchaser in Section 19 of this Agreement and any other indemnity provisions by Purchaser in this Agreement shall survive the Closing of this transaction or the termination of this Agreement.

19.           Brokers. Seller and Purchaser hereby represent each to the other that, except as set forth below, they have not disclosed this Agreement, or the transactions contemplated hereby or the subject matter hereof, to any real estate broker, agent, or salesperson so as to create any legal right or claim in any such broker, agent, or salesperson for a real estate brokerage commission or compensation with respect to the negotiation or consummation of this Agreement. Seller and Purchaser hereby indemnify each other against, and agree to hold and save each other harmless from, any claims (or expenses related thereto, including, but not limited to, expenses for reasonable attorneys' fees incurred in defending any such claims or enforcing this indemnity) for any real estate brokerage commissions or similar fees arising out of or in any way connected with any claimed agency relationship with the indemnitor and relating to the subject matter hereof. The parties recognize CBRE and DOUGLAS ELLIMAN (collectively, the “Broker”) as the sole broker with whom they have dealt in this transaction. Seller shall pay a total of four (4%) percent commission payable to Broker pursuant to separate agreement. This Section shall survive the Closing or any termination of this Agreement.

20.           Effective Date. For purposes of this Agreement, the “Effective Date” shall be the date set forth in the preamble on page 1 of this Agreement.

21.           Termination of Management and Employee Contracts. On or before the Closing Date, Seller shall terminate any and all employees of the Property (other than employees of Seller’s operating business which will remain at the Property pursuant to the Seller Lease) and all contracts related to the management and operation of the Property (other than any Contracts being assigned to Purchaser), including, without limitation, any property management agreements (if any).

22.           No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

23.           Radon Notice. Florida law requires the following notice to be provided with respect to the contract for sale and purchase of any building, or a rental agreement for any building: “RADON GAS: RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH DEPARTMENT.”

24.           Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature which shall, for all purposes, serve as an original executed counterpart of this Agreement upon delivery of an executed copy hereof by facsimile or electronically in PDF format. The captions in this Agreement are inserted for convenience of reference and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof. No waiver, modification, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is sought. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations, or statements, oral or written, are superseded hereby. Any provision of this Agreement which is unenforceable or invalid or the inclusion of which would adversely affect the validity, legality, or enforcement of this Agreement shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force and effect. Each and every Exhibit referred to in this Agreement is attached to and made a part of this Agreement.

25.          Seller Lease. As a material inducement for Seller and Purchaser to enter into this Agreement, the parties agree to execute and deliver at Closing a lease in the form annexed hereto as Exhibit H between Purchaser, as landlord, and Seller, as tenant (the “Seller Lease”), pursuant to which Purchaser shall lease back to Seller the portion of the Property described in the Seller Lease (the “Leaseback Premises”) for a five (5) year term commencing on the date of Closing, subject to and in accordance with the terms and provisions set forth in the Seller Lease. Seller shall use commercially reasonable efforts to obtain necessary permits for, and construct prior to Closing, an interior demising wall for Leaseback Premises and cause the Leaseback Premises to be separately metered for electricity at Seller’s expense (collectively, the Demising Work”). If after reasonable efforts, Seller is unable to complete the Demising Work prior to Closing, the Seller Lease shall contain a provision (i) requiring Seller to complete the Demising Work within 60 days after the commencement date of the Seller Lease, and (ii) if Seller fails to do so, Purchaser shall have the right to complete the Demising Work and Seller shall reimburse Purchaser for the actual, reasonable cost thereof as “Additional Rent.”

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:
FLORIDA PNEUMATIC MANUFACTURING CORPORATION,
a Florida corporation

By:	/s/ Richard A. Horowitz
Name:	Richard A. Horowitz
Title:	Vice President

Date: April 19, 2019

PURCHASER:
JUPITER WAREHOUSE HOLDINGS, LLC, a Florida limited liability company

By:	/s/ David Saunders
Name:	David Saunders
Title:	Manager

Date: April 24, 2019

Escrow Agent acknowledges receipt of the Earnest Money (subject to clearance) and agrees to hold the Earnest Money pursuant to the Agreement.

KOCHMAN & ZISKA, PLC

By:	/s/ Maura Ziska
Name:	Maura Ziska
Title:	Member

Date: April 24, 2019

Exhibit “A”

LEGAL DESCRIPTION

LEGAL DESCRIPTION:

LOTS 17, 18 AND 19 OF JUPITER PARK, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 50, PAGE 61–62, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGIN AT THE SOUTHEAST CORNER OF SAID LOT 19; THENCE NORTH 89’29’11” WEST, ALONG THE SOUTH LINE OF SAID LOT 19 AND THE SOUTHEAST CORNER OF SAID LOT 19, A DISTANCE OF 388.28 FEET TO A POINT ON THE EAST RIGHT OF WAY LINE OF JUPITER PARK LANE, SAID POINT ALSO BEING ON THE ARC OF A CIRCULAR CURVE CONCAVE TO THE EAST TO WHICH A RADIAL LINE BEARS SOUTH 84’26’43” EAST TO CENTER OF SAID CURVE, HAVING A RADIUS OF 570.00 FEET AND A CENTRAL ANGLE OF 16’10’42”; THENCE RUN NORTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 160.95 FEET TO A POINT OF REVERSE CURVATURE OF A CIRCULAR CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 630.00 FEET AND A CENTRAL ANGLE OF 13’14’07”; THENCE RUN NORTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 145.53 FEET TO A POINT OF COMPOUND CURVATURE OF A CIRCULAR CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 394.29 FEET AND A CENTRAL ANGLE OF 34’01’52”; THENCE RUN NORTH, NORTHWESTERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 234.19 FEET TO A POINT OF REVERSE CURVATURE OF A CIRCULAR CURVE CONCAVE TO THE EAST, HAVING A RADIUS OF 25.00 FEET AND A CENTRAL ANGLE OF 68’40’03”; THENCE RUN NORTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 29.96 FEET TO A POINT OF TANGENCY AND POINT ON THE SOUTHERLY RIGHT OF WAY LINE OF JUPITER PARK DRIVE; THENCE NORTH 43’08’03” EAST, ALONG SAID SOUTHERLY RIGHT OF WAY LINE, A DISTANCE OF 105.32 FEET TO A POINT OF CURVATURE OF A CIRCULAR CURVE CONCAVE SOUTHEASTERLY, HAVING A RADIUS OF 407.63 FEET AND A CENTRAL ANGLE OF 45’52’18”; THENCE RUN NORTHEASTERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 326.36 FEET TO THE NORTHEAST CORNER OF SAID LOT 17; THENCE SOUTH 01’30’12” WEST, ALONG THE EAST LINE OF SAID LOTS 17, 18 & 19, A DISTANCE OF 761.63 FEET TO THE POINT OF BEGINNING.

EXHIBIT B

Permitted Exceptions

1.            Zoning regulations and ordinances.

2.            Consents by the Seller or any former owner of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut.

3.            Unpaid installments of taxes and assessments not due and payable on or before the Closing Date, subject to apportionment pursuant to this Contract.

4.            Financing statements, chattel mortgages and liens on personalty filed more than 5 years prior to the Closing Date and not renewed, or filed against property or equipment no longer located on the Premises.

5.     i)     Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Premises, provided that none of such rights imposes any monetary obligation on the owner of the Premises.

ii)    Encroachments of stoops, areas, cellar steps, trim cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Premises.

iii)   Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Premises.

iv)  Any state of facts that an accurate survey would disclose, provided that such facts do not render title unmarketable.

v)    Variations between fences, lines of hedges, retaining walls and the record lines.

6.            All easements, covenants, agreements, reservations and restrictions of record, provided same do not prohibit the current use of the Premises.

7.            Any matters shown on Seller’s Title Evidence (other than the mortgage insured therein, which shall be satisfied at or prior to Closing) or Seller’s Existing Survey.

8.            The Seller Lease.

EXHIBIT “C”

PREPARED BY:

Peter Marullo, Esq.

Ruskin Moscou Faltischek P.C.

1425 RXR Plaza, East Tower-15th Floor

Uniondale, New York 11556

RECORD AND RETURN TO:

Property Appraiser's No.: Tax Folio No. ___________________________

SPECIAL WARRANTY DEED

This SPECIAL WARRANTY DEED, made as of this _____ day of ______________, 201__, between FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation whose address is 851 Jupiter Park Lane, Jupiter, Florida 33458 (the “Grantor”), and JUPITER WAREHOUSE HOLDINGS, LLC, A Florida limited liability company, whose address is _______________________(the “Grantee”).

WITNESSETH:

That the Grantor, for and in consideration of the sum of Ten and No/100 ($10.00) Dollars to it in hand paid by Grantee, the receipt whereof is hereby acknowledged, has granted, bargained, sold, and conveyed to the Grantee, and by these presents does hereby grant, bargain, sell, and convey unto Grantee, its successors and assigns forever, that certain real property lying and being in the County of __________________, State of _____________, as more particularly described in Exhibit “A,” attached hereto and made a part hereof (the “Property”).

SUBJECT TO taxes and assessments for the year 201__ and subsequent years, all conditions, restrictions, limitations and easements of record, and all zoning and other governmental regulations, without reimposing same.

To have and to hold the same in fee simple forever.

And Grantor does hereby fully warrant the title to the Property, subject as aforesaid, and will defend the same against the lawful claims of all persons claiming by, through, or under Grantor.

IN WITNESS WHEREOF, the Grantor has caused this Special Warranty Deed to be executed as of the day and year first above written.

WITNESSES:	FLORIDA PNEUMATIC MANUFACTURING CORPORATION,
a Florida corporation

By: _______________________________
Print Name:	Name: _____________________________
Title: ______________________________

Grantor's address:

STATE OF _______________	)
) ss.
COUNTY OF _____________	)

The foregoing instrument was acknowledged before me this _____ day of ______, 2019, by ________________________, as __________________ of FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation, on behalf of the corporation. The above-named individual ☐ is personally known to me or has ☐ produced _____________ as identification.

(Notary Seal):
Notary Public-State of

Print Name:
My Commission No:
My Commission expires:

Exhibit “A” TO SPECIAL WARRANTY DEED

LEGAL DESCRIPTION

LEGAL DESCRIPTION:

LOTS 17, 18 AND 19 OF JUPITER PARK, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 50, PAGE 61–62, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGIN AT THE SOUTHEAST CORNER OF SAID LOT 19; THENCE NORTH 89’29’11” WEST, ALONG THE SOUTH LINE OF SAID LOT 19 AND THE SOUTHEAST CORNER OF SAID LOT 19, A DISTANCE OF 388.28 FEET TO A POINT ON THE EAST RIGHT OF WAY LINE OF JUPITER PARK LANE, SAID POINT ALSO BEING ON THE ARC OF A CIRCULAR CURVE CONCAVE TO THE EAST TO WHICH A RADIAL LINE BEARS SOUTH 84’26’43” EAST TO CENTER OF SAID CURVE, HAVING A RADIUS OF 570.00 FEET AND A CENTRAL ANGLE OF 16’10’42”; THENCE RUN NORTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 160.95 FEET TO A POINT OF REVERSE CURVATURE OF A CIRCULAR CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 630.00 FEET AND A CENTRAL ANGLE OF 13’14’07”; THENCE RUN NORTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 145.53 FEET TO A POINT OF COMPOUND CURVATURE OF A CIRCULAR CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 394.29 FEET AND A CENTRAL ANGLE OF 34’01’52”; THENCE RUN NORTH, NORTHWESTERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 234.19 FEET TO A POINT OF REVERSE CURVATURE OF A CIRCULAR CURVE CONCAVE TO THE EAST, HAVING A RADIUS OF 25.00 FEET AND A CENTRAL ANGLE OF 68’40’03”; THENCE RUN NORTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 29.96 FEET TO A POINT OF TANGENCY AND POINT ON THE SOUTHERLY RIGHT OF WAY LINE OF JUPITER PARK DRIVE; THENCE NORTH 43’08’03” EAST, ALONG SAID SOUTHERLY RIGHT OF WAY LINE, A DISTANCE OF 105.32 FEET TO A POINT OF CURVATURE OF A CIRCULAR CURVE CONCAVE SOUTHEASTERLY, HAVING A RADIUS OF 407.63 FEET AND A CENTRAL ANGLE OF 45’52’18”; THENCE RUN NORTHEASTERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 326.36 FEET TO THE NORTHEAST CORNER OF SAID LOT 17; THENCE SOUTH 01’30’12” WEST, ALONG THE EAST LINE OF SAID LOTS 17, 18 & 19, A DISTANCE OF 761.63 FEET TO THE POINT OF BEGINNING.

EXHIBIT “D”

AFFIDAVIT OF TITLE

BEFORE the undersigned authority, duly qualified to take acknowledgments and administer oaths within the applicable state, personally appeared [__________________________________] (the ”Affiant”), as ____________________________ of FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation (the ”Seller”), on behalf of the Seller, who after being duly sworn, depose and say for this affidavit dated as of the ______ day of ______________, 201___ (the ”Affidavit”):

1.            The Seller is the owner of that certain real property situated in Palm Beach County, as more particularly described on Exhibit ”A” attached hereto and made a part hereof (the “Property”).

2.            To the best of Affiant's actual knowledge, the Property is free and clear of all liens, taxes, encumbrances, and claims of every kind, nature, and description whatsoever, except for those matters described in ______________________ (the “Title Company”) Title Commitment No. ______________________, with an effective date of __________________, 201___ at ______ __.m. (the “Title Commitment”).

3.            To the best of Affiant's knowledge, any and all labor, materials, and supplies which have been furnished, used, or applied upon the Property within the past ninety (90) days have been fully paid for and discharged or provisions have been made therefor. There are no construction, material supplier's, or laborer's liens against the Property, or any part thereof, and no contractor, subcontractor, laborer, or material supplier, engineer, architect, landscape architect, or land surveyor has any lien or right to a lien against the Property, or any part thereof.

4.            The Seller is in full, continuous, open, and exclusive possession of the Property (except for the tenants set forth on Exhibit “B” attached hereto and made a part hereof).

5.            No judgment or decree has been entered in any court of the State in which the Property is located or the United States against the Seller that remains unsatisfied, and there is no action or proceeding before any court, quasi-judicial body, or administrative agency which could affect the Seller's title to the Property or the right or power of the Seller to sell the Property to _____________________________________, a _______________________ (the “Purchaser”). The Seller is not and has not been involved in bankruptcy proceedings.

6.            There has been no change in title to the Property from and after the effective date and time of the Title Commitment, and Affiant knows of no matters pending which could give rise to a lien that would attach to the Property, and further, Affiant has no knowledge of, has not executed, and covenants not to execute any instrument that would adversely affect title to the Property. The Seller agrees to indemnify and hold harmless the Title Company from any loss it may suffer as a result of any change in title to the Property between the date and time referenced above and the date of recordation of the deed delivered by the Seller to Purchaser.

7.            This Affidavit is made for the purpose of inducing Purchaser to purchase the Property and the Title Company to issue an owner's policy of title insurance in connection with such purchase.

8.            Affiant further states that Affiant is familiar with the nature of an oath and with penalties as provided by the laws of the applicable state for falsely swearing statements made in an instrument of this nature. Affiant further certifies that Affiant has read, or has had read to Affiant, the full facts of this Affidavit, and understand its content.

FLORIDA PNEUMATIC MANUFACTURING CORPORATION,
a Florida corporation

By: _________________________
Print Name:	Name: _______________________
Title: ________________________

Address:

STATE OF _______________	)
) ss.
COUNTY OF _____________	)

The foregoing instrument was acknowledged before me this _____ day of ______, 2019, by ________________________, as __________________ of FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation, on behalf of the corporation. The above-named individual ☐ is personally known to me or has ☐ produced _____________ as identification.

(Notary Seal):
Notary Public-State of

Print Name:
My Commission No:
My Commission expires:

Exhibit “A” TO AFFIDAVIT OF TITLE

LEGAL DESCRIPTION

LEGAL DESCRIPTION:

LOTS 17, 18 AND 19 OF JUPITER PARK, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 50, PAGE 61–62, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGIN AT THE SOUTHEAST CORNER OF SAID LOT 19; THENCE NORTH 89’29’11” WEST, ALONG THE SOUTH LINE OF SAID LOT 19 AND THE SOUTHEAST CORNER OF SAID LOT 19, A DISTANCE OF 388.28 FEET TO A POINT ON THE EAST RIGHT OF WAY LINE OF JUPITER PARK LANE, SAID POINT ALSO BEING ON THE ARC OF A CIRCULAR CURVE CONCAVE TO THE EAST TO WHICH A RADIAL LINE BEARS SOUTH 84’26’43” EAST TO CENTER OF SAID CURVE, HAVING A RADIUS OF 570.00 FEET AND A CENTRAL ANGLE OF 16’10’42”; THENCE RUN NORTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 160.95 FEET TO A POINT OF REVERSE CURVATURE OF A CIRCULAR CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 630.00 FEET AND A CENTRAL ANGLE OF 13’14’07”; THENCE RUN NORTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 145.53 FEET TO A POINT OF COMPOUND CURVATURE OF A CIRCULAR CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 394.29 FEET AND A CENTRAL ANGLE OF 34’01’52”; THENCE RUN NORTH, NORTHWESTERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 234.19 FEET TO A POINT OF REVERSE CURVATURE OF A CIRCULAR CURVE CONCAVE TO THE EAST, HAVING A RADIUS OF 25.00 FEET AND A CENTRAL ANGLE OF 68’40’03”; THENCE RUN NORTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 29.96 FEET TO A POINT OF TANGENCY AND POINT ON THE SOUTHERLY RIGHT OF WAY LINE OF JUPITER PARK DRIVE; THENCE NORTH 43’08’03” EAST, ALONG SAID SOUTHERLY RIGHT OF WAY LINE, A DISTANCE OF 105.32 FEET TO A POINT OF CURVATURE OF A CIRCULAR CURVE CONCAVE SOUTHEASTERLY, HAVING A RADIUS OF 407.63 FEET AND A CENTRAL ANGLE OF 45’52’18”; THENCE RUN NORTHEASTERLY ALONG THE ARC OF SAID CURVE, A DISTANCE OF 326.36 FEET TO THE NORTHEAST CORNER OF SAID LOT 17; THENCE SOUTH 01’30’12” WEST, ALONG THE EAST LINE OF SAID LOTS 17, 18 & 19, A DISTANCE OF 761.63 FEET TO THE POINT OF BEGINNING.

EXHIBIT “E”

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION

OF

CONTRACTS AND INTANGIBLE PROPERTY

For good and valuable consideration, the receipt of which is hereby acknowledged, FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation whose address is 851 Jupiter Park Lane, Jupiter, Florida 33458 (“Assignor”), hereby assigns, transfers and sets over to JUPITER WAREHOUSE HOLDINGS, LLC, a Florida limited liability company (“Assignee”) all of Assignor's right, title and interest in and to (i) the assignable or transferable service contracts and equipment leases (the “Contracts”) enumerated in Schedule A attached hereto and made a part hereof, and (ii) the assignable or transferable intangible property enumerated in Schedule C attached hereto and made a part hereof (collectively, the “Intangible Property”).

Assignee hereby assumes all obligations in connection with the Contracts and the Intangible Property, arising or first becoming due or payable on or after the date hereof. Assignee hereby agrees to indemnify and hold harmless Assignor from and against any claim, cause of action, lawsuit, damage, liability, loss, cost or expense (including, without limitation, reasonable attorneys' fees) arising out of any failure of Assignee to perform and observe all obligations assumed herein. Assignor hereby agrees to indemnify and hold harmless Assignee from and against any claim, cause of action, lawsuit, damage, liability, loss, cost or expense (including, without limitation, reasonable attorneys' fees) arising out of any failure of Assignor to perform and observe the obligations of such Assignor in connection with the Contracts and Intangible Property arising or first being due or payable prior to the date hereof.

Assignor makes no representation or warranty in connection with this Assignment and this Assignment is made without recourse to Assignor.

All terms of this Assignment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

This Assignment may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, the Assignor and Assignee have each executed this Assignment and Assumption of this ______ day of ____________, 201__.

ASSIGNOR:

FLORIDA PNEUMATIC MANUFACTURING CORPORATION,
a Florida corporation

By: _________________________
Print Name:	Name: _______________________
Title: ________________________

ASSIGNEE:

, a

By:
Print Name:	Name:
Its:

Print Name:

SCHEDULE A TO ASSIGNMENT AND ASSUMPTION

CONTRACTS

1.

SCHEDULE B TO ASSIGNMENT AND ASSUMPTION

INTANGIBLE PROPERTY

Any and all plans and specifications, if any, in the possession of Seller which were prepared in connection with the construction of any of the Improvements located at 851 Jupiter Park Lane, Jupiter, Florida 33458 (the “Premises”), all hereditaments, privileges, tenements and appurtenances belonging to the Premises, all right, title, and interest of Seller in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across, in front of, contiguous to, abutting, or adjoining the Premises, and all licenses, permits, and warranties now in effect with respect to the Premises, to the extent transferable (collectively, the “Intangible Property”).. In no event shall Intangible Property be deemed to include any trademarks, trade names or other intellectual property of Seller and its affiliates.

EXHIBIT “F”

schedule of CONTRACTS

1.	JUPITER PARK OF COMMERCE ASSOCIATION, INC.
2019 ANNUAL ASSESSMENT OR ASSOCIATION DUES
ANNUAL PAYMENT OF $974.60 PAID 1/05/18.

2.	Johnson Controls (f/k/a TYCO/SIMPLEX GRINNELL)
SPRINKLER TEST & INSPECT -4 QUARTERLY TESTS.
ANNUAL INVESTMENT OF $1,270.00
CONTRACT - 01/01/15 to 12/31/19.

3.	WASTE MANAGEMENT OF HOBE SOUND
TRASH CONTAINER - MONTHLY $96.46
NO CONTRACT BUT FRANCHISED WITH
TOWN OF JUPITER.

4.	ALARM CLUB
BURGLAR ALARM MONITORING SERVICE
3 PHONE LINES-$37.45 MONTHLY
CONTRACT - 3/5/14 - 3/4/19

4.	ALARM CLUB
FIRE ALARM MONITORING SERVICE
PLUS SCHEDULED INSPECTIONS.
QUARTERLY PAYMENTS - LATEST PAID
FOR PERIOD 1/1/19-3/31/19 - $504.55
INITIAL CONTRACT-07/01/09 5 YEARS
RENEWS AUTOMATICALLY FOR ONE YEAR TERM.

5.	A1 CERTIFIED BACKFLOW
MANDATORY ANNUAL BACKFLOW PREVENTION]
TOWN OF JUPITER REQUIREMENT
ANNUAL PO - PAID 11/01/18 $240.00

6.	COASTAL WASTE & RECYCLING
TRASH CONTAINER
MONTHLY PAYMENTS - $270.90
MONTH-TO-MONTH

.

EXHIBIT “G”

Exceptions to representations

None.

EXHIBIT H

SELLER LEASE

LEASE

BETWEEN

JUPITER WAREHOUSE HOLDINGS LLC

“LESSOR”

AND

FLORIDA PNEUMATIC MANUFACTURING CORPORATION.

“LESSEE”

Demised Premises:

The portion of 851 Jupiter Park Lane, Jupiter, Florida 33458

Described on Exhibit “A” annexed hereto

LEASE

THIS LEASE (“Lease”) is made and entered into as of the ___ day of _______, 2019, by and between JUPITER WAREHOUSE HOLDINGS LLC , a Florida limited liability company having an address at 1098 N. Lake way, Palm Beach, Florida 33480 (hereinafter “Lessor”), and FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation having an address at 851 Jupiter Park Lane, Jupiter, Florida 33458 (hereinafter “Lessee”).

WITNESSETH:

WHEREAS, Lessor owns the land (the “Land”), a building having approximately 72,052 square feet (the “Building”) and all other structures and other improvements and appurtenances now or hereafter located on the Land (the “Other Improvements;” said Building and Other Improvements being hereinafter collectively referred to as the “Improvements”) located at 851 Jupiter Park Lane, Jupiter, Florida 33458;

WHEREAS, Lessor desires to lease to Lessee, and Lessee desires to lease the from Lessor, a portion of the Building containing 42,052 square feet, more particularly described on Exhibit “A” annexed hereto (the “Demised Premises”);

WHEREAS, the parties desire to enter into this Lease to set forth their rights and obligations to each other relating to the Demised Premises; and

NOW, THEREFORE, for good and valuable consideration, Lessor leases and demises the Demised Premises to Lessee, and Lessee takes and hires the Demised Premises from Lessor, subject only to Permitted Exceptions, for the Term, upon the terms and conditions of this Lease.

ARTICLE I

LEASED PROPERTY AND LEASE TERM

Section 1.01 Leased Property and Lease Term. Lessor hereby leases to Lessee, and Lessee hereby hires on the terms and conditions hereinafter set forth, the Demised Premises, subject to the “Permitted Exceptions” described on Exhibit “B” annexed hereto. The parties acknowledge and agree that the Demised Premises constitutes fifty-eight (58%) percent of the square foot area of the Building (such percentage being hereinafter referred to as “Lessee’s Proportionate Share”).

TO HAVE AND TO HOLD, the Demised Premises unto Lessee, for a term of five (5) years commencing on __________, 2019 (the “Commencement Date”) and expiring at 12:00 noon on ____________ 31, 2024 (the “Termination Date”), unless this Lease shall be sooner terminated as hereinafter provided. The use of the word “Term” in this Lease shall mean the period commencing on the Commencement Date and ending on the Termination Date, unless sooner terminated as provided herein. As used herein, the first “Lease Year” shall be the period commencing on the Commencement Date and ending on the last day of the eleventh (11th) full calendar month immediately following the month containing the Commencement Date. Each succeeding “Lease Year” shall be each twelve (12) full calendar month period thereafter.

Section 1.02 Notwithstanding the forgoing, Lessor and Lessee each shall have the right, at their election, to terminate this Lease at any time effective after the fourth (4th) anniversary of the Commencement Date (the “4th Anniversary”) upon not less than two hundred seventy (270) days prior written notice to the other party to this Lease (the “Early Termination Notice”) which shall set forth the effective date of termination (the “Early Termination Date”). For avoidance of doubt, the Early Termination Notice may be given prior to the 4th Anniversary provided that the Early Termination Date is after the 4th Anniversary. If the Early Termination Notice is given, then the Term of this Lease shall expire and come to an end on the Early Termination Date with the same effect as if such Early Termination Date was the Termination Date originally set forth in this Lease.

ARTICLE II

RENT

Section 2.01 Base Rent. (a) Lessee shall pay to Lessor an annual minimum rent for the Demised Premises during the Term of this Lease as follows (the “Base Rent”):

Lease Year	Annual Base Rent	Monthly Base Rent
First Lease Year	$388,139.96	$32,344.99
Second Lease Year	$399,784.16	$33,315.35
Third Lease Year	$411,777.68	$34,314.80
Fourth Lease Year	$424,131.01	$35,344.25
Fifth Lease Year	$436,854.94	$36,404.58

Except as otherwise provided herein, Base Rent shall be paid without any deduction, defense, credit, abatement, setoff or offset for any circumstances whatsoever, and without prior notice or demand, in lawful money of the United States. Lessee shall pay Base Rent in equal monthly installments in advance on the first (1st) day of each month. Lessee shall pay all Base Rent and other sums payable by Lessee to Lessor by good and sufficient check payable to Lessor or by wire transfer, at such address as Lessor shall designate from time to time. Base Rent for any partial month during the Term shall be pro-rated.

Section 2.02 Additional Rent. In addition to the Base Rent required under Section 2.01, Lessee shall, in accordance with the provisions of this Lease, pay Lessee’s Proportionate Share of all “Impositions” (as defined below) and “Operating Expenses” (as hereinafter defined). All Impositions, Operating Expenses and other charges, costs, expenses or amounts due under this Lease other than Base Rent are sometimes hereinafter collectively referred to as “Additional Rent.” Additional Rent and Base Rent are sometimes hereinafter collectively referred to as “Rent.” In the event of the non-payment of all or any portion of Additional Rent, Lessor shall have the same rights and remedies as provided in this Lease or at law, in equity or otherwise for failure of Lessee to pay Base Rent.

Section 2.03 Address for Payment. Payment of the Base Rent required hereunder together with any other amounts payable by Lessee to Lessor shall be paid at the following address:

Jupiter Warehouse Holdings LLC

c/o David Saunders

1098 N. Lake Way

Palm Beach, Florida 33480

Attention: Theresa Knoester

or to such other address as Lessor shall, from time to time, designate in writing.

ARTICLE III

TAXES

Section 3.01 Lessee’s Obligation to Pay Impositions.

(a)           Lessee shall pay to the Lessor, as Additional Rent throughout the Term, Lessee’s Proportionate Share of all real estate taxes, assessments (including, without limitation, special taxes or assessments for improvements to the Improvements) and assessments by business improvement districts, water and sewer rates and charges with respect to the Improvements (all of which are hereinafter referred to collectively as “Impositions” and individually as “Imposition”). Lessee shall also be required to pay any rent tax, occupancy tax or similar tax, whether or not imposed on or measured by the rents payable by Lessee.

(b)           Additional Rent payable hereunder on account of Impositions for each Lease Year during the Term shall be due in the same number of installments as Impositions are payable by the Lessor to the appropriate taxing authority (or to the Lessor's Fee Mortgagee); and such Additional Rent shall be paid within thirty (30) days after demand (accompanied by the statement hereinafter described) therefor. Notwithstanding the foregoing, if Impositions are payable monthly or periodically so as to accumulate a fund to pay Impositions by the Lessor (whether to the taxing authority or to any mortgagee), then monthly installments of Additional Rent on account of Impositions equal to one twelfth (1/12th) (or such other fractional amount corresponding to the number of periodic payments) of the annual amount of such Additional Rent shall be paid with each installment of Base Rent without notice or prior demand therefor. Upon request by the Lessee, the Lessor shall provide the Lessee with a copy of the relevant tax bill or other relevant proof of such Impositions. Installments of Additional Rent on account of Impositions shall also be adjusted during any year after new tax bills are issued to the Lessor, so as to reflect changes in Impositions or the difference between actual Impositions due for such applicable period and the amount of any Additional Rent installments previously paid to Lessor with respect to such applicable period (if such installments were based upon estimates)..

(c)           Lessee shall not be obligated to pay (nor shall any of the following be deemed to be included within the term “Impositions”) (i) any capital levy, franchise, estate, inheritance, succession, or transfer tax of Lessor, (ii) any income or excess profits tax, (iii) any other tax, assessment, charge or levy upon the income of Lessor, or (iv) any interest or penalties on account of the late payment of Impositions unless caused by Lessee’s failure to pay Impositions as and when required pursuant to this Lease.

(d)           Lessor, upon request of Lessee, shall furnish to Lessee for its inspection, within five (5) days after any written request, official receipts of the appropriate taxing authority, or other proof satisfactory to Lessee, evidencing the payment thereof by Lessor

(e)           Lessee shall not institute or maintain any action, proceeding or application in any court or with any governmental authority or otherwise for the purpose of changing the Impositions. If, after the Lessee shall have made a payment of Additional Rent pursuant to the provisions of this Article, the Lessor shall receive a refund or reduction of any portion of the Impositions on which such payment shall have been based, the Lessor shall pay to the Lessee that part of the refund or reduction pertaining to the Additional Rents paid under this Article, less the amount of any actual reasonable expense on a prorated basis, that the Lessor may have incurred in connection therewith, including reasonable attorneys'’ and appraisers'’ fees and other reasonable expenses.

Section 3.02 Lessee’s Obligation to Pay Operating Expenses.

(a)           Lessee shall pay to the Lessor, as Additional Rent throughout the Term, Lessee’s Proportionate Share of all “Operating Expenses,” as hereinafter defined. As used herein, “Operating Expenses” shall mean (1) all Jupiter Park of Commerce Association (the “Association”) annual assessments and dues charged by the Association with respect to the Improvements from time to time (collectively, the “Association Charges”), (2) the annual premiums for “Lessor’s Insurance” as defined in Section 9.02 hereof, and (3) the following out-of-pocket costs and expenses actually and reasonably incurred by Lessor in operating and maintaining the “Common Areas” as hereinafter defined: (i) sewage treatment costs and fees with respect to the Improvements; (ii) the cost of water supplied to the Common Areas; (iii) gardening and landscape maintenance, (iv) parking lot repairs (excluding repaving), striping and sealing, (v) Common Area lighting (including cost of electricity and maintenance and replacement of bulbs); (vi) repair (but not replacement) of curbs and walkways, and (vii) repair and maintenance of drainage facilities. The costs payable by Lessee as “Operating Expenses” shall not duplicate any costs and expenses payable by Lessee pursuant to any other provision of this Lease. As used in this Lease, “Common Areas" shall mean all areas and facilities of the Improvements maintained by Landlord from time to time for the common, general, nonexclusive use of all tenants in the Improvements, and shall include the parking lots, driveways, ramps, walkways and landscaped areas.

(b)           Additional Rent payable hereunder on account of Operating Expenses for each Lease Year during the Term shall be due and payable in monthly installments, in advance,

on the first day of each month. Each such installment, preliminarily, shall be in the amount specified in a written statement furnished to Lessee by the Lessor (at least thirty (30) days prior to the date the first monthly installment of each Lease Year is due) calculated based upon Lessor’s good faith estimate of the Operating Expenses for the next ensuing Lease Year. Within sixty (60) days after the end of each Lease Year, Lessor shall furnish a written statement for the previous Lease Year setting forth the actual Operating Expenses. Within thirty (30) days after such statement is rendered, Lessee shall pay to Lessor any underpayment of the monthly installments of Operating Expenses with respect to such Lease Year, and any overpayment of such installments shall be refunded or credited by Lessor to Lessee within the same thirty (30) day period.

Section 3.03 Lessee’s Audit Right. Lessee shall have the right to audit Lessor’s books and records with respect to Operating Expenses and Impositions within one (1) year after Lessee’s receipt of any statement issued by Lessor pursuant to this Article. Every statement given by the Lessor to the Lessee pursuant to this Article shall be deemed accurate and shall be conclusive and binding upon the Lessee unless within one (1) year after such statement is given, the Lessee shall notify the Lessor that it disputes the correctness of the statement, specifying the particular respects in which such statement is claimed to be incorrect. Pending the determination of any such dispute by agreement or otherwise, Lessee shall pay Additional Rent in accordance with the applicable Lessor's statement, and such payment shall be without prejudice to Lessee's position.

ARTICLE IV

USE

Section 4.01 Permitted Use. The Demised Premises and the Improvements may be used for light manufacturing and assembly, a warehouse, distribution center and ancillary offices or any other legal use.. Lessee shall have access to the Demised Premises twenty-four (24) hours per day, seven (7) days per week, subject to Legal Requirements.

Section 4.02 Licenses and Permits. If any license or permit of a governmental authority shall be required for the proper and lawful conduct of Lessee's business or other activity carried on in the Demised Premises, and if the failure to secure such license or permit might or would, in any way, affect Lessor, then Lessee, at Lessee's expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Lessor. Lessee, at Lessee's expense, shall, at all times, comply with the requirements of each such license or permit, provided, however, that any structural alterations or improvements to the Demised Premises that are required in order to comply with Legal Requirements or Insurance Requirements (as hereinafter defined) enacted after the date of this Lease shall be performed by Lessor at Lessor’s sole cost and expense.

ARTICLE V

UTILITIES & SERVICES

Section 5.01 Utilities. Lessee shall be solely responsible for and shall promptly pay, prior to delinquency, the cost of all gas, heat, water, steam, electricity, light, power, telephone, internet connections, sewage, and any other utilities supplied to the Demised Premises including all connection fees for any utilities or services. Lessor shall not be liable in any way to Lessee for any failure or defect in the supply or character of electric energy furnished to the Demised Premises by reason of any requirement, act or omission of the public utility servicing the Demised Premises with electricity or for any other reason not attributable to Lessor. Lessee's use of electric energy in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise servicing the Demised Premises.

Section 5.02 Facilities or Services. Lessee shall have the right to use without charge Lessee’s Proportionate Share (i.e. 58%) of marked parking spaces in the parking lot servicing the Building for use by its subtenants, employees, customers, vendors and other invitees. Other than water and sewerage/septic service and except as otherwise provided herein, Lessor shall not be required to furnish to Lessee any facilities or services of any kind whatsoever during the Term of this Lease, such as, but not limited to, gas, heat, steam, electricity, light, power, telephone or internet access.

ARTICLE VI

ENTRY BY LESSOR

Section 6.01 Right of Entry. Lessee shall permit Lessor and its authorized representatives to enter the Demised Premises and the Improvements at all reasonable times upon not less than ten (10) days prior written notice from Lessor (or without notice in case of emergency), for the purpose of (a) inspecting the same, (b) making any necessary repairs thereto and performing any work therein that may be necessary, and (c) exhibiting the Demised Premises and the Improvements for sale, lease or financing.

Section 6.02 Right to Store Materials. During the progress of any work in the Demised Premises and the Improvements performed by Lessor pursuant to the provisions of Section 6.01 hereof, Lessor may keep and store therein all necessary materials, tools, supplies and equipment. During the course of any such work, Lessor shall exercise reasonable efforts not to cause a breach of Lessee’s obligations pursuant to an approved sublease.

Section 6.03 In the event Lessor exercises any right or option it may have pursuant to the Lease to enter the Demised Premises and /or to perform any repair or other work in the Demised Premises or elsewhere in the Building or other Improvements, Lessor covenants that (i) such work shall not materially interfere with or materially lessen Lessee's use of the Demised Premises or Common Areas, (ii) Lessor shall use reasonable efforts to minimize disruption of, and interference with, Lessee's business activities and (iii) all such work shall be promptly begun, continuously prosecuted, diligently completed in a workmanlike manner, and shall not materially reduce the area or usability of the Demised Premises or Common Areas during such work or after such work is completed.

Section 6.04 Lessee shall have the right to change or re-key the locks from time to time without the consent of Lessor. Lessor shall not enter the Demised Premises for any reason unless escorted by an authorized representative of Lessee, except in an emergency, and shall take reasonable efforts to secure the Demised Premises.

ARTICLE VII

COMPLIANCE WITH LAW

Section 7.01 Compliance With Legal Requirements and Insurance Requirements. Lessee shall comply, or will cause all persons claiming by, through or under Lessee, promptly to comply, with all laws, statutes and ordinances (including, without limitation, all building codes and zoning regulations and ordinances) and the orders, rules, regulations, directives and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental, public or quasi public authority or any other body hereafter constituted exercising similar functions, whether now or hereafter in force, which may be applicable to the Demised Premises, or to the use or manner of use of the Demised Premises (collectively, “Legal Requirements”). Lessee shall likewise observe and comply or commence and diligently pursue compliance with all requirements of all policies of liability, fire and all other policies of insurance at any time in force with respect to the Demised Premises or to the use or manner of use of the Demised Premises and all requirements of the issuers of any such policies and all orders, rules, regulations, recommendations and other requirements of the applicable Board of Fire Underwriters or the Insurance Service Office or any other body exercising the same or similar functions and having jurisdiction over the Demised Premises (collectively, the “Insurance Requirements”). Notwithstanding anything contained in this Lease to the contrary, any structural alterations or improvements to the Demised Premises that are required in order to comply with Legal Requirements or Insurance Requirements enacted after the date of this Lease shall be performed by Lessor at Lessor’s sole cost and expense.

Section 7.02       Right to Contest Laws, Ordinances, Rules, Etc.

(a)           Right to Contest Laws, Ordinances, Rules, Etc. Lessee shall have the right to contest by appropriate legal proceedings, in the name of Lessee or Lessor, or both, but without cost or expense to Lessor, the validity of any law, ordinances, certificate, order, rule, regulation or requirement of the nature in Section 7.01 referred to, and, if permitted by law, may defer compliance therewith pending such contest (which contest shall be diligently prosecuted by Lessee) provided and so long as: (i) such noncompliance shall not subject Lessor to criminal or civil liability or penalty; (ii) such non-compliance is permitted under all Fee Mortgages; (iii) Lessor’s estate in the Demised Premises shall not be subject to sale or be in imminent jeopardy by reason of such non-compliance; and (iv) Lessee first shall deliver to

Lessor security reasonably satisfactory to Lessor securing compliance with the contested Legal Requirement and payment of all interest, penalties, fines, fees and expenses in connection therewith and protecting and indemnifying Lessor and any Fee Mortgagee against any loss, claim, expense, penalty, fine or injury by reason of such non-compliance. Such contest may include appeals from any judgments, decrees or orders until a final determination is made by a court or governmental department or authority having final jurisdiction in the matter.

(b)           Lessor shall cooperate with Lessee and execute any documents or pleadings required for such contest, provided that such action is without expense to Lessor and that Lessor will not incur any liability by reason thereof.

(c)           If Lessee shall initiate or carry on any such legal proceeding in the name of Lessor, or of Lessor and Lessee, Lessee shall so advise Lessor in writing not less than thirty (30) days before initiating such proceeding and give full details as to the tribunal in which said proceedings are to be filed, the law, ordinance, certificate, order, ruling, regulation or requirement contested, and such additional data as Lessor may require to enable it to understand the facts and evaluate them.

ARTICLE VIII

LIENS

Section 8.01 Creation of Lien. Lessee shall not create or permit to be created or to remain, and shall discharge, any mechanic’s, laborer’s or materialmen’s lien or any conditional sale, title retention agreement or chattel mortgage, which might be or become a lien, encumbrance or charge upon the Demised Premises, the Improvements or any part thereof having any priority or preference over or ranking on a parity with the estate, rights and interest of Lessor in the Demised Premises, the Improvements or any part thereof.

Section 8.02 Discharge of Lien. If any mechanic’s, laborer’s or materialman’s lien shall at any time be filed against the Demised Premises, the Improvements or any part thereof, Lessee, within sixty (60) days after notice of the filing thereof, shall cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Lessee shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Lessor may, after twenty (20) days’ notice to Lessee, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Lessor shall be entitled if Lessor so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Lessor and all costs and expenses incurred by Lessor in connection therewith shall constitute additional rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor on demand.

ARTICLE IX

INSURANCE

Section 9.01 Required Insurance. Lessee shall throughout the Term of this Lease, at its sole cost and expense, provide and cause to be maintained:

(a)           commercial general liability insurance, including Blanket Broad Form contractual liability insurance, protecting and indemnifying Lessee and Lessor, from and against any and all claims for damages or injury to person or property or for loss of life or of property occurring upon, in, or about the Demised Premises and the adjoining streets, vaults, sidewalks and passageways, such insurance to afford immediate protection, to the limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate for all occurrences within each policy year and in such greater or lesser limits as may be determined pursuant to Section 9.10 hereof.

(b)           workers’ compensation insurance covering all persons employed by Lessee at the Demised Premises and with respect to whom death or bodily injury claims could be asserted against Lessor, Lessee or the Demised Premises, with statutorily required limits. Lessee shall include a covenant in its Subleases for Sublessees to keep and maintain such insurance covering all persons employed by Sublessees at the Demised Premises;

(c)           business automobile liability insurance covering liability arising out of any vehicle including owned, non-owned, leased, rented and/or hired vehicles insuring against liability for bodily injury and death and for property damage in an amount as may from time to time be reasonably determined by Lessor but not less than One Million Dollars ($1,000,000) each accident;

(d)           during the performance of any Alteration, builder’s risk completed value form covering the perils insured under the ISO Special Causes of Loss form (CP 10 30) or any other form providing substantially equivalent coverage, with deductible reasonably approved by Lessor, in non-reporting form, covering the total value of work performed and equipment supplies and materials furnished (with an appropriate limit for soft costs in the case of construction) and covering the full insurable value of all materials, tools and equipment at any off-site storage location used with respect to the Demised Premises;

(e)           during the performance of any Alteration, commercial general liability insurance, which shall include coverage for independent contractors and completed operations;

(f)            Such other insurance and in such amounts as may from time to time be reasonably required by Lessor against other insurable hazards which at the time are customarily insured against in the case of premises and buildings similarly situated in Palm Beach County, Florida, due regard being, or to be given to the height and type of building, its construction, use and occupancy.

Section 9.02 Lessor’s Insurance. Lessor shall throughout the Term of this Lease, at the sole cost and expense of Lessor (but subject to partial reimbursement by

Lessee as part of Operating Expenses pursuant to Section 3.02 hereof), provide and cause to be maintained:

(a)           commercial property insurance on the Improvements written on an “Agreed Amount” basis, in amounts at all times sufficient to prevent Lessor or Lessee from becoming a co-insurer under the terms of the applicable policies, but in any event, in an amount not less than the then Full Insurable Value of the Improvements. The term “Full Insurable Value” shall mean actual replacement cost of the Improvements (exclusive of the cost of non-insurable portions thereof, such as excavation, foundations and footings) without deduction being made for depreciation;

(b)           Insurance upon the Improvements against loss or damage due to war, acts of terrorism, flood, earthquake or nuclear reaction, as and when such insurance shall be customary for similar premises similarly situated in Palm Beach County, Florida, in an amount not less than the Full Insurable Value thereof or the maximum amount of such insurance obtainable;

(c)           Business interruption, rent, or use and occupancy or rental value insurance in an amount at least sufficient to meet the payments for one (1) year of the Rent provided for in Article II hereof and the Impositions provided for in Article III hereof as reasonably estimated by Lessor, and which insurance shall be payable to Lessor;

(d)           Insurance against loss or damage from leakage of sprinkler systems now or hereafter installed in the Improvements, in such amount as Lessor may reasonably require;

(e)           Boiler and pressure vessel and miscellaneous equipment insurance, including steam pipes, air conditioning systems, electric motors, air tanks, compressors and pumps, in such amounts as Lessor may reasonably require;

(f)            Comprehensive general liability insurance for bodily and personal injury (including contractor's liability) and property damage occurring in, on or about the Demised Premises; and

(g)           Such other insurance and in such amounts as may from time to time be reasonably required by Lessor against other insurable hazards which at the time are customarily insured against in the case of premises and buildings similarly situated in Palm Beach County, Florida, due regard being, or to be given to the height and type of building, its construction, use and occupancy.

Section 9.03 Policies of Insurance. All policies of insurance shall be from a company rated on the A.M. Best Key Rating Guide with ratings of at least A- and of at least VI and such company shall be licensed to do business in the State of Florida. Lessee shall provide to Lessor and to the holder of any Fee Mortgage on the Demised Premises, originals or true copies of certificates of the policies, bearing notations evidencing the payment of premiums or accompanied by other evidence reasonably satisfactory to said parties of such payments. Each such policy shall contain a provision that no act or omission of Lessee shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained and an agreement by the insurer that such policy shall not be cancelled without at least thirty (30) days’ prior written notice to Lessor and to the holder of any Fee Mortgage on the Demised Premises.

Section 9.04 Compliance by Lessee. Lessee shall conform to the customary provisions of any such policies in all material respects and shall comply with the customary requirements of the companies writing such policies pertinent to the conduct of Lessee’s business on the Demised Premises. Lessee may contest any provisions thereof, and Lessor shall cooperate in Lessee’s reasonable efforts in connection therewith, but not in any manner which would result in the cancellation of such policy without available substitution.

Section 9.05 Named Insureds. All policies of insurance required under Section 9.01 and 9.02 shall name Lessor and the holder of any Fee Mortgage on the Demised Premises, as their interests may appear.

Section 9.06 Blanket Policies. Any insurance provided for in this Article may be effected by a blanket policy or policies of insurance, or under so-called “all risk” or “multi-peril” insurance policies, provided that the amount of the total insurance available in respect of the Demised Premises and the Improvements shall be at least the protection equivalent to separate policies in the amounts herein required, and provided further that in other respects, any such policy or policies shall comply with the provisions of this Article. An increased coverage or “umbrella policy” may be provided and utilized by Lessee to increase the coverage provided by individual or blanket policies in lower amounts and the aggregate liabilities provided by all such policies covering the Demised Premises and Lessee’s liability hereunder shall be satisfactory provided they otherwise comply with the provisions of this Article. In any such case, it shall not be necessary to deliver the original of any such blanket policy to the Lessor, but Lessor shall be furnished with a certificate or duplicate of such policy reasonably acceptable to Lessor upon request.

Section 9.08 Subrogation Rights. Each of the parties hereto and their successors or assigns hereby waives any and all rights of action for negligence against the other party hereto which may hereafter arise for damage to the Demised Premises or to property therein resulting from any Casualty of the kind covered by standard fire insurance policies with extended coverage, regardless of whether or not or in what amounts, such insurance is now or hereafter carried by the parties hereto, or either of them. Both parties agree to use their best efforts to obtain and maintain a waiver of subrogation from their respective carriers if they are insured.

ARTICLE X

REPAIRS AND MAINTENANCE

Section 10.01 Repairs and Maintenance by Lessee. Lessee, at its sole cost and expense, shall (i) take good care of the Demised Premises and maintain the same in a clean and orderly condition and (ii) make all non-structural, interior repairs to the Demised Premises.

Section 10.02 Repairs by Lessor. Except as provided in Section 10.01, Lessor shall, at its sole cost and expense maintain the Improvements and the Land, including, without limitation, any parking areas, landscaping, adjacent private roadways, streets, sidewalks and other Common Areas, in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice, and shall make all (i) structural interior repairs to the Demised Premises, (ii) structural and nonstructural repairs to the exterior of the Demised Premises including, without limitation, the windows, doors, exterior walls, roof, parking areas, landscaped areas, sidewalks and other Common Areas, private roadways and streets, curbs and vaults, and (iii) repairs and replacements to the HVAC, plumbing, septic/sewer, storm drainage and electrical systems (collectively, the "Systems") that service the Demised Premises and other portions of the Land and Improvements. Notwithstanding the forgoing, if any of the repairs described in this Section 10.02 are necessitated by the negligence, improper care or use by Lessee, its agents, employees, licensees or invitees, such repairs shall be made by Lessor at Lessee's sole cost and expense. Lessor shall invoice Lessee upon completion of any work performed on Lessee’s behalf.

Section 10.03 If Lessor fails to make repairs within the Demised Premises that are required of it under this Lease within twenty (20) days after receipt of Lessee’s written notice of such failure (unless the nature of Lessor’s obligation is such that more than twenty (20) days are required for its performance and Lessor commences performance within such twenty (20) days period and thereafter diligently pursues the cure to completion), Lessee may, at its option, make such repairs or replacements and Lessor shall reimburse Lessee for all such expenses incurred in making such repairs with interest at the Interest Rate within twenty (20) days after presentation of invoices therefor. If such sums are not paid by Lessor within such twenty (20) day period, Lessee may offset such expenses against the next ensuing installments of rent and other sums due and payable under this Lease, together with interest at the Interest Rate. Lessee shall not undertake to make any repairs prior to the expiration of the notice period set forth herein except in the case of emergency in which case Lessee may exercise such self-help in a reasonable fashion without notice to Lessor.

ARTICLE XI

ALTERATIONS

Section 11.01 Alterations By Lessee. Lessee shall make no alterations, installations, additions or improvements in or to the Demised Premises (collectively, "Alterations") without Lessor's prior written consent (which consent shall not be unreasonably withheld or delayed with respect to nonstructural Alterations). All Alterations done by Lessee shall at all times comply with all Legal Requirements and plans and specifications prepared by and at the sole cost and expense of Lessee theretofore submitted to Lessor for its prior written approval, which approval shall not be unreasonably withheld or delayed. No Alterations shall be undertaken by Lessee, its agents, servants or employees, until Lessor has approved such plans and specifications in writing (which approval shall not be unreasonably withheld or delayed), and no amendments or additions to such plans and specifications shall be made without the prior written consent of Lessor (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything contained in the Lease to the contrary, the consent of Lessor shall not be required for non-structural, interior alterations costing $25,000 or less, or (ii) purely decorative alterations, regardless of cost.

Section 11.02 No Alteration, structural or otherwise, shall be undertaken until Lessee shall have procured and paid for all municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction relating to the particular phase of said Alteration to be undertaken. Lessor shall join in the application for such permits or authorizations whenever such action is necessary, provided that such action is without expense to Lessor. If by reason of any Alteration a new certificate of occupancy for the Improvements is required, Lessee shall obtain it promptly upon completion and shall furnish a copy thereof to Lessor promptly after its issuance.

Section 11.03 All work done in connection with any Alteration shall be done promptly and in a good and workmanlike manner and in compliance with all Legal Requirements.

Section 11.04 Lessee shall indemnify and defend the Lessor and hold it harmless from and against all claims, liens, costs (including reasonable attorneys' fees) and other liabilities which the Lessor may incur, arising out of or due to any such Alterations. The provisions of the preceding sentence shall survive the expiration or earlier termination of this Lease. At all times when any Alteration, structural or otherwise, is in progress Lessee shall, at Lessee’s sole cost and expense, maintain or cause to be maintained the insurance required to be maintained by Lessee pursuant to Section 9.01. All such insurance for bodily injury and property damage shall name the Lessor as an insured thereunder; and the policies therefor shall be submitted to the Lessor for its approval of the coverage and insurer before any work is commenced.

Section 11.05 The Lessee, at its sole cost and expense, shall obtain forthwith the cancellation or discharge of all notices of violation issued against the Demises Premises or the Building for violation of any building, fire, safety, health, sanitary or other code, statute, ordinance or rule or regulation promulgated under them, arising from or otherwise connected with any work performed by or on behalf of the Lessee with respect to the Demised Premises.

Section 11.06 The Lessee agrees that in the exercise of any rights pursuant to the provisions of this Article, any other provision of this Lease and/or pursuant to any consent to any Alteration in or to the Demised Premises, it shall perform its work in a diligent and expeditious manner.

ARTICLE XII

FIRE AND OTHER CASUALTY

Section 12.01 If the Demised Premises or any other portion of the Improvements shall be damaged by fire or other casualty (a "Casualty"), Lessor, at Lessor's expense, shall repair such damage. However, Lessor shall have no obligation to repair any damage to, or to replace, Lessee's personal property or any other property or effects of Lessee. If the entire Demised Premises shall be rendered untenantable by reason of any such damage, the Rent shall abate for the period from the date of such damage to the date when such damage shall have been repaired, and if only a part of the Demised Premises shall be so rendered untenantable, the Rent shall abate for such period in the proportion which the rentable area of the part of the Demised Premises so rendered untenantable bears to the total rentable area of the Demised Premises. However, if prior to the date when all of such damage shall have been repaired any part of the Demised Premises so damaged shall be rendered tenantable and shall be used or occupied by Lessee or any person or persons claiming through or under Lessee, then the amount by which the Rent shall abate shall be equitably apportioned for the period from the date of any such use or occupancy to the date when all such damage shall have been repaired.

Section 12.02 Notwithstanding anything set forth to the contrary in this Article, in the event that any Casualty rendering a “Material Portion” (as hereinafter defined) of the Demised Premises wholly untenantable occurs during the Term, either Lessor or Lessee may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such Casualty, this Lease shall expire on the 30th day after the date of such notice, the Rent shall be apportioned as of the date of the Casualty and any prepaid portion of Rent for any period after such date shall be refunded by Lessor to Lessee. For purposes of this Article 12, a “Material Portion” of the Demised Premises shall be deemed untenantable if due to such Casualty, (a) Lessee shall be precluded from using more than 20% of the area of the Demised Premises for the conduct of its business and (b) Lessee’s inability to so use the Building is reasonably expected to continue until at least the earlier of the (i) Expiration Date, or (ii) the 90th day after the date when such Casualty occurred.

Section 12.03 Notwithstanding anything to the contrary set forth in this Lease, if such portion of the Demised Premises or the Improvements is affected by a fire, casualty or condemnation so that there is material interference with Lessee's ability to conduct its business in the Demised Premises, then Lessee shall promptly give Lessor notice of such condition. Within thirty (30) days of its receipt of such notice, Lessor shall furnish Lessee with the opinion of an independent architect reasonably satisfactory to Lessor and Lessee specifying whether the Demised Premises (and access thereto) can be substantially restored to that condition existing prior to the fire, casualty or condemnation within 120 days from the date of Lessee's notice. If the architect's opinion states that the Demised Premises cannot be so restored in such period or if the opinion is not given within such thirty (30) day period, then Lessee shall have the right to terminate this Lease by notice given within thirty (30) days of the date such notice was given or was required to have been given, as the case may be, such termination having the same force and effect as if the date of such termination were the date set forth above for the expiration of this Lease. Furthermore, if Lessee does not elect to terminate and Lessor's restoration is not completed within ninety (90) days of the date of the casualty, then Lessee may at anytime thereafter, until such restoration is completed, terminate this Lease on thirty (30) days notice.

Section 12.04 This Article 12 constitutes an express agreement governing any case of damage or destruction of the Demised Premises or the Building by fire or other Casualty, and any law which provides for such contingency in the absence of an express agreement now or hereafter in force, shall have no application in any such case.

ARTICLE XIII

CONDEMNATION

Section 13.01 In the event that the whole of the Demised Premises or the Building shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease and the Term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event that only a part of the Demised Premises shall be so condemned or taken, then effective as of the date of vesting of title, the Rent hereunder shall be abated in an amount thereof apportioned according to the rentable area of the Demised Premises so condemned or taken. If such condemnation or taking shall be of a “Material Portion” of the Building or a substantial part of the means of access thereto, Lessee shall have the right, by delivery of notice in writing to Lessor within a sixty (60) days following the date on which Lessee shall have received notice of vesting of title, to terminate this Lease and the Term and estate hereby granted as of the date of vesting of title or (c) if neither Lessor nor Lessee elects to terminate this Lease, as aforesaid, this Lease shall be and remain unaffected by such condemnation or taking, except that the Rent shall be abated to the extent, if any, hereinabove provided in this Article. In the event that only a part of the Demised Premises shall be so condemned or taken and this Lease and the Term and estate hereby granted are not terminated as hereinabove provided, Lessor will, at its expense, restore the remaining portion of the Demised Premises and the Improvements as nearly as practicable to the same condition as it was in prior to such condemnation or taking. In the event of a termination in any of the cases hereinabove provided, this Lease and the Term and estate granted shall expire as of the date of such termination with the same effect as if that were the Expiration Date of this Lease, and the Rent hereunder shall be apportioned as of such date. For purposes of this Article 13, a “Material Portion” of the Building shall be deemed taken if due to such condemnation or taking, (a) Lessee shall be precluded from using more than 20% of the area of the Demised Premises for the conduct of its business and (b) Lessee’s inability to so use the Demised Premises is reasonably expected to continue until at least the earlier of the (i) Expiration Date, or (ii) the 90th day after the date of the vesting of title.

Section 13.02 In the event of any condemnation or taking hereinabove mentioned of all or part of the Demised Premises, Lessor shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Lessee, and Lessee hereby expressly assigns to Lessor any and all right, title and interest of Lessee now or hereafter arising in or to any such award or any part thereof, and Lessee shall be entitled to receive no part of such award, except that the Lessee may file a claim for any taking of non-movable fixtures owned by Lessee and for moving expenses incurred by Lessee. It is expressly understood and agreed that the provisions of this Article 13 shall not be applicable to any condemnation or taking for governmental occupancy for a limited period.

Section 13.03 In the event any action is filed to condemn the Demised Premises or any part thereof by any public or quasi public authority under the power of eminent domain, or in the event that any action is filed to acquire the temporary use of the Demised Premises or any part thereof, or in the event that any such action is threatened or any public or quasi public authority communicates to Lessor or Lessee its desire to acquire the Demised Premises or any part thereof, or the temporary use thereof, by a voluntary conveyance or transfer in lieu of condemnation, either Lessor or Lessee shall give prompt notice thereof to the other.

ARTICLE XIV

INDEMNITY; WAIVER

Section 14.01 Indemnification. Lessee shall indemnify and save harmless Lessor from and against any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from the conduct, management or occupancy of or from any repairs, maintenance, additions, alterations, work or anything whatsoever done in and on the Demised Premises during the Term of this Lease, and will further indemnify and save Lessor harmless against and from any and all claims arising from any criminal liability and from any physical condition of the Demised Premises, or arising from any breach or default on the part of Lessee in the performance of any covenant or agreement on the part of Lessee to be performed pursuant to the terms of this Lease, or arising from any act or negligence of Lessee, or any of Lessee’s agents, contractors, servants, employees, space tenants, subtenants, or licensees, or arising from any accident, injury or damage whatsoever caused to any person, firm or corporation occurring during the Term of this Lease, in or on the Demised Premises and/or the Improvements or upon or under the landscaped areas, private roadways and streets, and curbs, and sidewalks at or adjoining the Demised Premises, and from and against all cost, expenses and liabilities incurred in or in connection with any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Lessor by reason of any such claim, Lessee upon notice from Lessor shall resist and defend such action or proceeding and employ counsel therefor reasonably satisfactory to Lessor.

Section 14.02 Lessor shall indemnify and save harmless Lessee from and against any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from any breach or default on the part of Lessor in the performance of any covenant or agreement on the part of Lessor to be performed pursuant to the terms of this Lease, or arising from any act or negligence of Lessor, or any of Lessor’s agents, contractors, servants, employees, or licensees, and from and against all cost, expenses and liabilities incurred in or in connection with any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Lessee by reason of any such claim, Lessor upon notice from Lessee shall resist and defend such action or proceeding and employ counsel therefor reasonably satisfactory to Lessee.

ARTICLE XV

ASSIGNMENT AND SUBLETTING

Section 15.01 Lessee shall not mortgage, pledge, encumber or otherwise hypothecate this Lease or the Demised Premises or any part thereof in any manner whatsoever, and any attempt to do so shall be void and a material breach of this Lease. Lessee shall not, whether voluntarily, involuntarily, by operation of law or otherwise: (a) assign or otherwise transfer this Lease or offer or advertise to do so; or (b) sublet the Demised Premises or any part thereof, or offer or advertise to do so, without in each instance, obtaining the prior written consent of the Lessor, which consent shall not be unreasonably withheld or delayed. Any attempt by Lessee to assign or transfer this Lease (or its Term and estate) or offer or advertise to do so, or sublet the Demised Premises or any part thereof or offer or advertise to do so, without strictly complying with the requirements of this Article shall be void and a material breach of this Lease. Use or occupancy of the Demised Premises by a licensee, concessionaire, or any person other than Lessee is a sublease subject to this Article.

Section 15.02 If Lessee is a corporation, a dissolution of the corporation or a transfer (by one or more transactions) of a majority of the voting stock of Lessee shall be deemed an assignment of this Lease subject to this Article except for transactions with a corporation into or with which Lessee is merged or consolidated, provided that a principal purpose of such merger is not the assignment of this Lease. If Lessee is a partnership, or limited liability partnership or limited liability company, a dissolution thereof or a transfer of the controlling interest in Lessee (including the admission of new partners or members or withdrawal of existing partners or members having a controlling interest) shall be deemed an assignment of this Lease subject to the provisions of this Article regardless of whether the transfer is made by one or more transactions, or whether one or more persons hold the controlling interest prior to the transfer or afterwards.

Section 15.03 No assignment of this Lease shall be valid or binding on Lessor unless and until the assignee executes and delivers to Lessor an agreement in form and substance satisfactory to Lessor, whereby the assignee assumes and agrees to be bound by all of the provisions of this Lease and to perform all of the obligations of Lessee hereunder.

Section 15.04 The consent by Lessor to any assignment or sublease shall not relieve Lessee or any person claiming through or under Lessee of the obligation to obtain the consent of Lessor, pursuant to the provisions of this Article to any future assignment or sublease.

Section 15.05 If this Lease is assigned, whether or not in violation of the provisions of this Lease, Lessor may collect rent from the assignee. If the Demised Premises or any part thereof are sublet, whether or not in violation of this Lease, Lessor may, after default by Lessee and expiration of Lessee's time to cure such default, collect rent from the sublessee. In either event, Lessor may apply the net amount collected to payment of Rent, but no such assignment, subletting, or collection shall be deemed a waiver of any of the provisions of this Lease, an acceptance of the assignee or sublessee as a lessee or a release of Lessee from the performance by Lessee under this Lease.

Section 15.06 Notwithstanding anything to the contrary contained in the Lease, the consent of the Lessor shall not be required for (i) assignments or subletting to an entity into or with which Lessee is merged or consolidated, (ii) assignments or subletting to an entity into which substantially all of Lessee's assets are transferred or (iii) assignments or subletting to an “Affiliated Entity” (as hereinafter defined); provided such assignment or subletting is for an independent business purpose and not principally for the purpose of transferring this Lease or the leasehold estate created hereby. As used in this Section, an "Affiliated Entity" means (a) an entity controlled by, controlling or under common control with the Lessee.

ARTICLE XVI

SUBORDINATION

Section 16.01 This Lease is subject and subordinate in all respects to all underlying leases, ground leases, licenses or agreements and to all mortgages or deeds of trust (collectively, “Fee Mortgages”) which may now or hereafter be placed on or affect the Demised Premises, and to each advance made and/or hereafter to be made under any such Fee Mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefore. This Section 16.01 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Lessee shall execute and deliver promptly any certificate that Lessor and/or any mortgagee and/or the lessor under any ground or underlying Lease and/or their respective successors in interest may request as to the subordination of this Lease.

Section 16.02 Lessor shall use reasonable efforts to obtain from the holder of each Fee Mortgage now or hereafter encumbering the Demised Premises, an agreement from such mortgagee, in form reasonably acceptable to such mortgagee, to the effect that so long as no default exists under this Lease, Lessee shall not be joined as a party defendant in any action or proceeding which may be instituted or taken by such mortgagee for the purpose of foreclosing any such Fee Mortgage and, so long as no default shall exist, (x) Lessee shall not be evicted from the Demised Premises, (y) Lessee’s leasehold estate hereunder shall not be terminated or disturbed and (z) the mortgagee shall recognize this Lease.

Section 16.03 Without limitation of any of the provisions of this Lease, in the event that any mortgagee and/or its assigns shall succeed to the interest of Lessor or of any successor lessor and/or shall have become lessee under a new ground or underlying lease, then, at the option of such mortgagee, this Lease shall nevertheless continue in full force and effect and Lessee shall and does hereby agree to attorn to such mortgagee or its assigns and to recognize such mortgagee or its respective assigns as its lessor.

Section 16.04 Within ten (10) days after written request, Lessor shall execute and deliver a “Landlord Waiver” and/or “Subordination Agreement” for the benefit of any lender of Lessee (”Lessee’s Lender”) in form and substance reasonably acceptable to Lessee’s Lender pursuant to which Lessor shall agree to (i) waive or subordinate any lien, claim or right of distraint Lessor may have at law or in equity with respect to the personal property and fixtures of Lessee, (ii) provide Lessee’s Lender with a reasonable time to take custody of, and remove such personal property and fixtures from the Demised Premises and (iii) provide Lessee’s Lender with notice and an opportunity to cure defaults by Lessee under this Lease.

Section 16.05 Each party shall, at any time and from time to time upon not less than ten (10) days' prior notice from the other party, execute, acknowledge and deliver a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modification) and the dates to which the Base Rent, Additional Rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate the other party is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective assignee of this Lease, any prospective purchaser or lessee of said real property or any interest or estate therein, any Lessee’s Lender, any mortgagee or prospective mortgagee of the Building or any prospective assignee of any mortgage thereof.

ARTICLE XVII

QUIET ENJOYMENT

Section 17.01 Quiet Enjoyment. Lessor covenants and agrees with Lessee that as to those claiming by, through or under Lessor and upon Lessee paying the Base Rent and other monetary sums due under the Lease and performing its covenants and conditions hereunder, Lessee shall and may peaceably and quietly have, hold and enjoy the Demised Premises for the entire Term of this Lease without hindrance or molestation of anyone claiming by, through or under Lessor, subject however to the provisions of this Lease.

ARTICLE XVIII

SIGNS

Section 18.01 Lessee shall also have the right to erect signs on the facade of the Building provided (i) the size, design, location and content of such sign is approved by Lessor (not to be unreasonably withheld) and complies with all applicable Legal Requirements, (ii) Lessee obtains all required permits therefor, and (iii) Lessee pays all costs and expenses attributable to Lessee’s installation and use of such sign, including, without limitation, labor and material costs and permit fees.

ARTICLE XIX

CONDITIONAL LIMITATIONS; DEFAULTS

Section 19.01 Events of Default. If any one or more of the following events herein (sometimes called “Events of Default” or individually “Event of Default”) shall happen:

(a)           Lessee shall totally desert or completely abandon the Demised Premises and/or the Improvements and such desertion or abandonment shall continue for a period of sixty (60) days after notice by Lessor; or

(b)           Lessee shall default in making payment to Lessor of any Rent or any other amounts due hereunder, as and when the same shall become due and payable, and such default in payment shall continue for a period of fifteen (15) days after notice by Lessor; provided, however, that if Lessee shall default in the timely payment of Rent more than two times in any period of 12 months, then, notwithstanding that such defaults shall have each been cured within the applicable period provided above, upon any further default in the timely payment of Rent, Lessor may serve a ten (10) day notice of termination upon Lessee without affording Lessee an opportunity to cure such further default; or

(c)           Lessee shall default in complying with any other agreements, terms, covenants or conditions of this Lease and such default shall continue for a period of sixty (60) days after notice by Lessor specifying the claimed default; provided, however, that if the nature of such default is such that the same cannot reasonably be cured within such sixty (60) day period, Lessee shall not be deemed to be in default if Lessee shall within such sixty (60) day period commence such cure and thereafter diligently prosecutes the same to completion; or

(d)           If at any time during the Term of this Lease (i) any proceedings in bankruptcy, insolvency or reorganization shall be instituted against Lessee pursuant to any federal or state law now or hereafter enacted, or any receiver or trustee shall be appointed of all or any portion of Lessee’s business or property, or any execution or attachment shall issue against Lessee or any of Lessee’s business or property or against the leasehold estate created hereby, and any of such proceedings, process or appointment be not discharged and dismissed within sixty (60) days from the date of such filing, appointment or issuance; or (ii) Lessee shall be adjudged a bankrupt or insolvent, or Lessee shall make an assignment for the benefit of creditors, or Lessee shall file a voluntary petition in bankruptcy or petition for (or enter into) an arrangement or for reorganization, composition or any other arrangement with Lessee’s creditors under any federal or state law now or hereafter enacted, or this Lease or the estate of Lessee herein shall pass to or devolve upon, by operation of law or otherwise, anyone other than Lessee (except as herein provided);

then, and in any such events, Lessor at any time thereafter during the continuance of such Event of Default may serve a written ten (10) day notice of cancellation and termination of this Lease (the “Termination Notice”) upon Lessee, and upon the expiration of said ten (10) days, this Lease and the Term hereunder shall end and expire as fully and completely as if the date of expiration of such ten (10) day period were the day herein definitely fixed for the end and expiration of this Lease and the Term thereof, and Lessee shall then quit and surrender to Lessor the Demised Premises and each and every part thereof, and Lessor may enter into or repossess the Demised Premises and each and every part thereof, either by force, summary proceedings or otherwise.

Section 19.02 Lessee’s Liability. No such expiration or termination of this Lease shall relieve Lessee of its liability and obligation to pay Base Rent, Impositions, Operating Expenses and any other amounts due Lessor hereunder, and such liability and obligations shall survive any such expiration or termination.

Section 19.03 Right to Re-Enter and Re-Let. If this Lease shall terminate pursuant to any of the provisions of this Article or if this Lease shall terminate by expiration, forfeiture, cancellation, surrender, operation of law, issuance of final court order or otherwise then in any of said events:

(a)           Lessor may re-enter the Demised Premises to remove therefrom Lessee, its agents, employees, licensees and any sublessees, persons, firms or corporations and all of their respective property, using such reasonable force for that purpose as may be necessary without being liable for prosecution or damages therefor, and thereupon Lessor shall be entitled to retain possession of the Demised Premises with all additions, alterations and improvements thereon, fixtures and appurtenances thereto, free from any estate or interest of Lessee therein. Lessee does hereby expressly waive service of any notice of intention to re-enter or enter except as herein otherwise expressly provided.

(b)           Lessor, at Lessor’s option, may relet the whole or any part of parts of the Demised Premises, from time to time, either in the name of Lessor or otherwise, to such lessee or lessees, for such term or terms ending before, on or after the date fixed in this Lease for the expiration of the Term; at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Lessor, in its sole discretion, may determine. Lessor shall use commercially reasonable efforts to relet the Demised Premises at market rents.

Section 19.04 Late Charge. Lessee hereby acknowledges that late payment by Lessee to Lessor of Base Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment of Base Rent or any other sum due from Lessee hereunder shall not be received by Lessor or Lessor’s designee within fifteen (15) days after such amount shall be due, Lessee shall pay to Lessor a late charge equal to four percent (4%) of such overdue amount. The parties hereby agree that such a late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

Section 19.05 Waiver of Rights. Lessee, for itself and for any and all persons claiming through or under Lessee, including its creditors, upon the termination of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Demised Premises in any action or proceeding, or if Lessor shall enter the Demised Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have, under and by reason of any present or future law or decision, to redeem the Demised Premises and the Improvements or for a continuation of this Lease for the Term hereby demised after having been dispossessed or ejected therefrom by process of law.

Section 19.06 Receipt of Rent. No receipt of moneys by Lessor from Lessee after the termination hereof in any lawful manner shall reinstate, continue or extend the Term, or affect any notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of any Base Rent then due or thereafter falling due, or operate as a waiver of the right of Lessor to recover possession of the Demised Premises by proper suit, action, proceedings or other remedy; it being agreed that after the service of the Termination Notice as herein provided and the expiration of the time therein specified, after the commencement of any suit, action, proceedings or other remedy, or after a final order or judgment for possession of the Demised Premises, Lessor may demand, receive and collect any moneys due, or thereafter falling due, without in any manner affecting such notice, suit, action, proceedings, order or judgment; and any and all such moneys so collected shall be deemed to be payments on account of the use and occupation of the Demised Premises, or, at the election of Lessor, on account of Lessee’s liability hereunder.

Section 19.07 Lessor’s Remedies. If this Lease and the demised Term shall expire and come to an end as provided in this Article XIX or by or under any summary proceeding or any other action or proceeding, or if Lessor shall re-enter the Demised Premises as provided above, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(b)           Lessee shall pay to Lessor all Rent and other charges payable under this Lease by Lessee to Lessor to the date upon which this Lease and the demised Term shall have expired and come to an end or to the date of re-entry upon the Demised Premises by Lessor, as the case may be; and

(c)           Lessee shall also be liable for and shall pay to Lessor, as damages, any deficiency (referred to as “Deficiency”) between the Base Rent and other amounts payable by Lessee under this Lease for the period which otherwise would have constituted the unexpired portion of the demised Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 19.03 above, for any part of such period (first deducting from the rents collected under any such reletting all of Lessor’s expenses in connection with the termination of this Lease or Lessor’s re-entry upon the Demised Premises and with such reletting including, but not limited to, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, alteration costs and other expenses of preparing the Demised Premises for such reletting).

Section 19.08 Interest. Any Rent or damages payable under this Lease and not paid when due shall bear interest at the rate of nine (9%) percent per annum (the “Interest Rate”), but in no event higher than the highest legal rate, from the due date until paid, and the interest shall be deemed Additional Rent.

Section 19.09 Remedies Not Exclusive. Lessor’s remedies provided in this Lease shall be in addition to, and not in lieu of, all other rights and remedies available to Lessor at law or in equity or otherwise; provided, however, in no event shall Lessor be entitled to the acceleration of Rents due under this Lease.

ARTICLE XX

LESSOR’S RIGHT TO CURE LESSEE’S DEFAULTS.

Section 20.01 Lessor’s Right to Cure. Whenever Lessee shall fail to comply with and perform any term, covenant, or condition of this Lease, then, following (a) fifteen (15) days prior written notice as to any monetary default; or (b) following thirty (30) days’ prior written notice as to other defaults; or (c) following shorter notice if reasonably necessary to meet an emergency situation or governmental time limitation, Lessor may perform, or cause to be performed, such term, covenant or condition, and take such other steps, including entry onto the Demised Premises, as it may deem advisable, to achieve such performance or compliance, in which event Lessee shall reimburse Lessor upon demand for all costs and expenses suffered or incurred by it in connection therewith, together with interest at the Interest Rate. Acting in accordance with the immediately preceding sentence shall not be deemed to obligate Lessor to commence or complete the curing of any term, covenant, or condition which is in default within said time limits or otherwise. Lessee hereby waives any claim and releases Lessor and Lessor’s agents, contractors and employees from all liability for damage occasioned by any action taken by Lessor pursuant to this Section. Such action by Lessor shall not constitute or be deemed a waiver or release of Lessee from any obligation of Lessee contained in this Lease or from any default by Lessee and without waiving Lessor’s right to take such action as may be permissible under this Lease as a result of such default. Any sum of money (other than Base Rent) accruing from Lessee to Lessor pursuant to this Section, may, at Lessor's option, be deemed Additional Rent, and Lessor shall have the same remedies as are available for Lessee's failure to pay any installment of Base Rent when due. Lessee's obligations under this Article shall survive the expiration of sooner termination of the Term.

ARTICLE XXI

Intentionally omitted.

ARTICLE XXII

SURRENDER

Section 22.01 Except as is herein otherwise provided, Lessee shall on the last day of the Term or upon any earlier termination of this Lease, well and truly surrender and deliver up the Demised Premises and the Improvements to the possession and use of Lessor without fraud or delay in substantially the same order, condition and repair they were in on the date of this Lease, except for (i) reasonable wear and tear and (ii) damage caused by Casualty or condemnation. Notwithstanding anything contained in the Lease to the contrary, upon the expiration or earlier termination of the Lease, Lessee shall not be required to (i) remove or pay for the removal of any alterations, installations, additions or improvements previously made with the consent of the Lessor or (ii) make or pay for any repairs to the Demised Premises that can be performed by repainting, minor spackling, re-carpeting or other work that is typically performed by Lessors in preparation for re-letting similar premises.

Section 22.02 Unless otherwise agreed by the parties hereto in a writing executed by both parties prior to the Expiration Date of this Lease, there shall be no holding over by Lessee after the expiration or earlier termination of this Lease and the failure by Lessee to deliver possession of the Demised Premises to Lessor shall be an unlawful holdover. During any period in which Lessee so holds over, at Lessor's option, the rental value of the Demised Premises, payable from the date immediately following the date on which Lessee was to deliver the Demised Premises through and including the last day of the calendar month in which Lessee so delivers the Demised Premises, shall be deemed to be equal to (a) one hundred twenty-five percent (125%) of the Base Rent payable immediately preceding the expiration or earlier termination of this Lease, plus (b) all other items of Additional Rent that would have been otherwise payable hereunder had this Lease not expired or been terminated. Acceptance by Lessor of any such rent during the period in which Lessee so holds over shall not cure or waive Lessee's default, nor prevent Lessor from exercising, before or after such acceptance, any of the remedies provided by this Lease or at law or in equity. Payment of any such rent and other sums during any period in which Lessee holds over shall not excuse Lessee's obligation to vacate and surrender the Demised Premises on the date, and in the manner and condition, required under this Lease. Lessee waives any rights it may have under applicable law in connection with any holdover proceedings that Lessor may institute against Lessee. Lessee's obligations under this Article shall survive the expiration or earlier termination of the Term.

Section 22.03 All trade fixtures, machinery and equipment, and other personal property of Lessee, whether attached to or built into the Demised Premises, whether by Lessor or Lessee or others, and whether at Lessor's expense, or Lessee's expense, or the joint expense of Lessor and Lessee, shall, at the option of Lessee either (i)

be deemed abandoned and remain the property of Lessor, or (ii) be removed by Lessee at Lessee’s sole cost and expense.

Section 22.04 The provisions of this Article shall survive any termination of this Lease.

ARTICLE XXIII

INTENTIONALLY OMITTED

ARTICLE XXIV

MISCELLANEOUS

Section 24.01 Force Majeure. If, by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Lessor's or Lessee’s reasonable control, whether or not such other cause shall be similar in nature to those hereinbefore enumerated, Lessor or Lessee is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, whether or not required to be performed or made under this Lease, or under any collateral instrument, or is unable to fulfill or is delayed in fulfilling any of its respective other obligations under this Lease (other than the payment of Rent), or any collateral instrument, no such inability or delay shall constitute a default under this Lease, or relieve the other party from any of its obligations under this Lease.

Section 24.02 Attorney’s Fees and Expenses. If any party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs, including expert witnesses’ fees, costs of collection and the costs of any appeal.

Section 24.03 Waiver of Trial by Jury. To the extent permitted by law, Lessor and Lessee hereby waive trial by jury in any litigation brought by either of the parties hereto against the other on any matter in any way connected with this Lease.

Section 24.04 No Waiver of Rights. No failure by Lessor or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by Lessee or Lessee, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by both parties. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 24.05 Rights and Remedies Cumulative. Each right and remedy of Lessor provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Lessor of any or all other rights or remedies.

Section 24.06 Transfer of Lessor’s Interest. In the event of a sale or conveyance by Lessor of Lessor’s interest in the Demised Premises, other than a transfer for security purposes only, Lessor shall be relieved, from and after the date specified in such notice of transfer, of all obligations and liabilities accruing thereafter on the part of the Lessor, provided that the transferee assumes all obligations of Lessor under this Lease that accrue from and after the date of such sale, conveyance or transfer. This Lease shall not be affected by any such sale and Lessee agrees to attorn to the purchaser or assignee provided all Lessor’s obligations hereunder are assumed in writing by the transferee.

24.09       No Waste. Lessee shall not do or suffer any waste, damage, or injury to the Demised Premises, the Improvements or any part thereof, but this provision shall not be deemed to prevent Lessee’s from making repairs or Alterations to the Improvements in accordance with other provisions of this Lease.

24.10       Captions; Attachments; Defined Terms.

(a)           The captions of the sections of the Lease are for convenience only and shall not be deemed to be relevant in resolving any question of interpretation or construction of any Section of this Lease.

(b)           Exhibits attached hereto, and addendums and schedules initiated by the parties, are deemed by attachment to constitute part of this Lease and are incorporated herein.

(c)           The words “Lessor” and “Lessee”, as used herein, shall include the plural as well as the singular. The obligations contained in this Lease to be performed by Lessor shall be binding on Lessor’s successors and assigns only during their respective periods of ownership.

(d)           Wherever the Lease contains the words “provided Lessee is not in default under the Lease,” or words of similar import, such words shall be deemed to mean “provided Lessee is not in default beyond any applicable notice and grace periods.” All references to “attorney’s fees” shall be deemed to mean “reasonable attorney’s fees.”

24.11       Entire Agreement. This Lease along with any exhibits and attachments hereto constitutes the entire agreement between Lessor and Lessee relative to the Demised Premises and the Improvements and this Lease and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both Lessor and Lessee.

24.12       Severability. If any term or provision of this Lease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

24.13       Binding Effect. The parties hereto agree that all the provisions hereof are to be construed as both covenants and conditions as though the words importing such covenants and conditions were used in each separate paragraph hereof; all of the provisions hereof shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

24.14       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent pre-paid by FEDEX or other nationally-recognized overnight delivery service that provides evidence of delivery (a “Courier Service”), as follows:

If to Lessor:	Maura Ziska
222 Lakeview Avenue, Suite 1500
West Palm Beach, Florida 33401

with a copy to:
If to the Lessee:	Florida Pneumatic Manufacturing Corporation
c/o P&F Industries
445 Broadhollow Road, Suite 100
Melville 11747
Attention: Joseph Molino, Jr.

or at such other place as any party shall from time to time notify the other in writing as provided herein. The date of service of any communication hereunder shall be the date of personal delivery, or the date of delivery by Courier Service as the case may be.

24.15       Waiver. No covenant, term or condition or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver or the breach of any covenant, term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition.

24.16       Negation of Partnership. Lessor shall not become or be deemed a partner or a joint venturer with Lessee by reason of the provisions of this Lease.

24.17       Broker. Lessee and Lessor each represents that it has not dealt with any brokers entitled to a commission in connection with the negotiation of this Lease. Lessee and Lessor hereby agree to indemnify, defend and hold each other harmless from and against all liability, loss, cost and expenses (including, without limitation, reasonable legal fees) arising out of any inaccuracy or alleged inaccuracy of their respective representations set forth in this

Section 24.17. Lessor shall have no liability for brokerage commissions arising out of an assignment or a sublease by Lessee and Lessee shall and does hereby indemnify Lessor and hold it harmless from any and all liability for brokerage commissions arising out of any such assignment or sublease.

24.18       No Recording. Neither this Lease nor any short form or memorandum of this Lease shall be recorded. Any attempt to record this Lease or any short form or memorandum thereof shall constitute a default under this Lease.

24.19       Choice of Law; Jurisdiction. This Lease shall be governed and construed under the laws of the State of Florida. All disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of Florida located in Palm Beach County, Florida or the federal courts for the _____________ District of Florida; and for that purpose Lessee expressly and irrevocably submits to the jurisdiction of such courts.

24.20       Lessor Consent. Notwithstanding anything to the contrary set forth in this Lease, whenever Lessor’s consent is required pursuant to this Lease (including, but not limited to, requests for consent to alterations, assignments or subletting), such consent shall not be unreasonably withheld, conditioned or delayed and Lessor shall make a decision with respect to such consent no later than ten (10) business days after Lessor’s receipt of Lessee’s request for such consent. Lessor shall be deemed to have consented unless written notice expressly withholding such consent is given to Lessee within such ten (10) business day period.

24.21       Counterparts. This Lease may be signed in two or more counterpart copies with the same effect as if the signature to each counterpart copy were on a single instrument. Each counterpart shall be deemed an original as to any party whose signature it bears and all such counterparts shall constitute one document. Electronic (.pdf) and facsimile signatures shall be deemed to be originals for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date and year first written above.

LESSOR:

Attest:	JUPITER WAREHOUSE HOLDINGS LLC

By:
LESSEE:

FLORIDA PNEUMATIC MANUFACTURING CORPORATION

BY::

EXHIBIT A

Demised Premises

All that land situated in the County of Palm Beach, State of Florida, and described as follows:

EXHIBIT B

PERMITTED EXCEPTIONS

Subject nevertheless to:

(1)	State of facts an accurate survey, or an inspection, would show, provided same do not prohibit the current use of the Demised Premises;

(2)	Any presently existing defects of title, easements, restrictions, and agreements affecting the Land, provided same do not prohibit the current use of the Demised Premises;

(3)	Zoning, environmental, municipal, building, and all other laws, regulations or similar matters imposed by any federal, state, municipal, or local government or any public or quasi-public board, authority, or similar agency having jurisdiction over the Demised Premises or any portion thereof, whether or not or record, provided same do not prohibit the current use of the Demised Premises;

(4)	The lien for all taxes, charges, rents, assessments, and any other governmental charges which are not yet due and payable;

(5)	Any Fee Mortgage encumbering the Demised Premises;

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